EXHIBIT 10.7

ASSET PURCHASE AGREEMENT

by and among

WESTPORT HOLDINGS BRADENTON, LIMITED PARTNERSHIP,
a Delaware limited partnership,

WESTPORT NURSING BRADENTON, L.L.C.,
a Florida limited liability company,

ARC BRADENTON MANAGEMENT, INC.,
a Tennessee corporation,

ARC BRADENTON LLC,
a Tennessee limited liability company,

and

SENIOR HOUSING PARTNERS III, L.P.,
a Delaware limited partnership

Dated as of March 17, 2006

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-ii-

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ASSET PURCHASE AGREEMENT

Asset Purchase Agreement dated as of March 17, 2005 (this “Agreement”) by and between Westport Holdings Bradenton, Limited Partnership, a Delaware limited partnership (“Westport Holdings”), Westport Nursing Bradenton, L.L.C., a Florida limited liability company (“Westport Nursing,” and together with Westport Holdings, each, a “Seller” and collectively, the “Sellers”), ARC Bradenton Management, Inc., a Tennessee corporation (the “Buyer’s Manager”), ARC Bradenton LLC, a Tennessee limited liability company (“ARC Bradenton”), and Senior Housing Partners III, L.P., a Delaware limited partnership (“SHP,” and together with ARC Bradenton and their permitted assigns, the “Buyer”).

RECITALS

WHEREAS, Westport Holdings is the owner of a retirement campus consisting of 501 units (including 6 guest suites) located in Manatee County, Florida (the “Retirement Center”);

WHEREAS, Westport Nursing is the owner of a skilled nursing facility licensed for 120 beds and an assisted living facility licensed for a minimum of 140 beds located adjacent to the Retirement Center (the “Health Center,” and together with the Retirement Center, the “Facility”);

WHEREAS, pursuant to a Lease, dated as of May 1, 2003, and subsequently amended by letter agreement dated May 20, 2005 (the “Health Center Lease”), among Westport Nursing, BR & SNF, Inc. and BALF, Inc. (together with BR & SNF, Inc., the “Health Center Operator”), and other agreements entered into concurrently with the Health Center Lease, the Health Center is leased and operated by the Health Center Operator;

WHEREAS, the Sellers desire to sell to the Buyer, and the Buyer wishes to purchase from the Sellers, certain assets relating to the Facility, upon the terms and conditions set forth herein;

WHEREAS, the Sellers desire to transfer to the Buyer, and the Buyer is willing to assume from the Sellers, certain liabilities, upon the terms and conditions set forth herein; and

WHEREAS, the Buyer has entered, or will enter, into a management agreement with the Buyer’s Manager to operate the Facility;

NOW, THEREFORE, in consideration of the foregoing premises, the respective covenants, representations and warranties and agreements hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” of any party means any person or entity controlling, controlled by or under common control with such party.

“AHCA Assurances” means Buyer’s receipt of commercially reasonable assurances that the Florida Agency for Health Care Administration will issue the Skilled Nursing Facility License (Standard) and the Assisted Living Facility License (Standard) in the name of Buyer (or any lessee, manager or other operator, as deemed appropriate by Buyer) in due course following the Closing, which licenses will be effective as of the Closing Date.

“Business Day” shall refer to a day, other than a Saturday or a Sunday, on which commercial banks are not required or authorized to close in New York City.

“Buyer Regulatory Approvals” means, to the extent deemed reasonably necessary by Buyer for the acquisition of the Purchased Assets by the Buyer or its designees (which may be any lessee, manager or other operator, as deemed appropriate by Buyer) and the operation of the Retirement Center or the Health Center by the Buyer (or any such designees) in substantially the same manner as currently operated, approval for participation in Medicaid, V.A. and Medicare and any approvals required by the Florida Agency for Health Care Administration and the Florida Office of Insurance Regulation, including the AHCA Assurances.

“Contracts” means all agreements, contracts, leases, subleases, purchase orders, commitments, contractual licenses and instruments to which either of the Sellers or the Health Center Operator is a party or by which any of them is bound and which relate to the Facility or the Purchased Assets (other than Life Care Contracts), including other contracts with residents (other than Life Care Contracts); all utilities, maintenance and other service agreements; all leases or other occupancy agreements with respect to the Real Property; all leases of personal property; and the Collective Bargaining Agreements.

“Collective Bargaining Agreements” means collectively the Westport Senior Living SEIU Collective Bargaining Contract, dated as of June 1, 2004 and The Inn & Nursing Center at Freedom Village SEIU Collective Bargaining Contract, dated as of June 1, 2004.

“Entrance Fee Deferred Revenue” means the aggregate amount of deferred revenue outstanding as of the date immediately preceding the Closing Date and attributable to the Life Care Contracts (other than Life Care Contracts with grantors under the Freedom Village Master Trusts), all as determined by generally accepted accounting principles, which aggregate deferred revenue was $17,853,482 at June 30, 2005, as set forth on the Interim Balance Sheet.

“Entrance Fee Receivables” means any entrance fees that are unpaid or due to the Sellers and outstanding as of the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excess Liabilities” means, the amount by which (A) the aggregate amount of Master Trust Debt, Refundable Entrance Fee Liabilities and Entrance Fee Deferred Revenue, in each case determined in accordance with generally accepted accounting principles, exceeds (B) the Excess Liabilities Cap. For purposes of the calculation in clause (A) above, Master Trust Debt shall be included only to the extent, if any, that it is not otherwise included in Refundable Entrance Fee Liabilities.

“Excess Liabilities Cap” means the greater of (i) $50,000,000 or (ii) if the Closing has not occurred before May 1, 2006, other than solely as a result of a material breach by the Sellers’ of their obligations under this Agreement, $50,500,000. For purposes of this definition of “Excess Liabilities Cap,” the Sellers’ failure to complete the Remediation shall not constitute a material breach of their obligations under this Agreement, provided that the Sellers’ were otherwise in compliance with their obligations under Section 6.13. Notwithstanding the foregoing, the Excess Liabilities Cap shall be increased to $51,000,000 upon the later of (i) July 1, 2006 and (ii) the tenth day following the Remediation Completion Date (the “Second Increase Date”).

The Excess Liabilities Cap shall be further increased by another $500,000 for each 30-day period following the Second Increase Date that occurs prior to the Closing.

“Excluded Contracts” means all contracts and agreements of Seller(s) and the Health Center Operator, and all contracts and agreements that affect, encumber or bind the Facility in any manner, that are not Transferred Contracts.

“Freedom Village Master Trusts” means the Freedom Village Master Trusts described on Schedule 4.10.

A.)  “Health Center Assets” means collectively the Related Assets as defined and described in Section 7 of the Health Center Lease; all replacement equipment and furniture as described in Section 7 of the Health Center Lease; any other equipment or furniture in use at the Health Center that does not constitute replacement equipment or furniture as described in Section 7 of the Health Center Lease; and any other assets used in the operation of the Health Center that are included within the definition of Purchased Assets (excluding, however, any accounts receivable of the Health Center Operator existing on the Closing Date). The Health Center Assets comprise a portion of the Purchased Assets.

A.)  “HIPAA” means the Health Insurance Portability and Accountability Act of 1996.

“Life Care Contracts” means all executory life-care residency and care contracts, all residency and care agreements, and any addendums thereto related to the Facility.

“Master Trust Debt” means (i) the aggregate amount of debt of the Sellers secured by liens granted in connection with the Freedom Village Master Trusts, which aggregate amount of debt was $3,525,726 at June 30, 2005, as set forth on the Interim Balance Sheet, less (ii) the deferred entrance fees attributable to the Freedom Village Master Trusts, the amount of which was $512,695 at June 30, 2005, as set forth on the Interim Balance Sheet.

“Material Adverse Effect” means a material adverse effect on the assets, physical condition, financial condition or operations of the Facility, taken as a whole; provided however, a Material Adverse Effect shall not include an adverse effect, directly or indirectly, arising out of or resulting from an event or series of events or circumstances generally affecting (i) the senior living industry generally, (ii) the United States economy or the Florida economy in general; (iii) national or international political or social conditions, including, without limitation, the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or any of its territories, possessions, diplomatic or consular offices, or upon any military installation, equipments or personnel of the United States; or (iv) changes in generally accepted accounting principles.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.

“Pre-Closing Tax Period” means all taxable periods ending on or before the Closing Date and the portion ending on the Closing Date of any taxable period that includes, but does not end on the Closing Date.

“Real Property” means the Land, Buildings, Improvements and other rights, interests and assets described in paragraphs (i) through (iv) of Section 2.1(a).

“Refundable Entrance Fee Liabilities” means the aggregate amount of refundable entrance fees outstanding as of the date immediately preceding the Closing Date under the Life Care Contracts (other than Life Care Contracts related to the Freedom Village Master Trusts), as determined in accordance with generally accepted accounting principles, which aggregate refundable entrance fees were $25,657,669 at June 30, 2005, as set forth on the Interim Balance Sheet.

“Remediation Completion Date” the date that is the later of (i) the date of the Sellers’ delivery of the CIH Certificate; or (ii) in the event that PSI delivers a Remediation Deficiency Notice pursuant to Section 6.13 within four (4) Business Days following the delivery of the CIH Certificate, the date when the deficiencies contained in the Remediation Deficiency Notice have been cured.

“Straddle Entrance Fee Refunds” means the aggregate amount of unpaid entrance fee refunds as of the date immediately preceding the Closing Date owing to prior residents of the Facility whose Life Care Contracts have been terminated, but are not then due to such prior residents as a result of any applicable grace period set forth in such terminated Life Care Contracts. Straddle Entrance Fee Refunds shall not include any entrance fee refunds that are overdue beyond the expiration of any applicable payment grace period.

“Subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person or by another subsidiary of such first person.

“Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including any amendment made with respect thereto.

“Tax” or “Taxes” means all forms of taxation imposed by any Federal, state, local or other Taxing Authority, including income, franchise, property, sales, use, excise, employment, unemployment, payroll, social security, estimated, value added, ad valorem, transfer, recapture, withholding, health and other taxes of any kind, including any interest, penalties and additions thereto.

“Taxing Authority” means any Federal, state or local government, any subdivision, agency, commission or authority thereof or any domestic quasi-governmental body exercising tax regulatory authority.

“Transfer Taxes” means all sales, use, transfer, registration, recording, ad valorem, privilege, documentary, gross receipts, registration, conveyance, excise, license, stamp or similar Taxes and fees arising out of, in connection with or attributable to the transactions effected pursuant to this Agreement, and any deficiency, interest or penalty asserted with respect thereto.

“Transferred Contracts” means (i) the Life Care Contracts that are specifically identified on Schedule 4.8 (as updated through the Closing Date to include Life Care Contracts entered into by Sellers after August 17, 2005 in accordance with the terms of this Agreement); (ii) all Contracts set forth on Schedule 4.10 (as updated through the Closing Date to include Contracts entered into by the Sellers after August 17, 2005 in accordance with the terms of this Agreement) to the extent that such Contracts may be (a) assigned to the Buyer without consent (or for which the consent to such assignment is obtained prior to Closing), and (b) terminated by the Sellers or the Health Center Operator, and by Buyer after the Closing Date, without cause upon not more than 30 days’ notice and without the payment of any penalty, fee or other payment resulting from the termination thereof (but not any other Contracts on Schedule 4.10); and (iii) any other Contracts specifically identified on Schedule 2.9. Notwithstanding anything herein to the contrary, the Transferred Contracts shall not include the Collective Bargaining Agreements, the Multiemployer Pension Plans or the Medical Director Agreement between Freedom Village Nursing Center and Werther R. Marciales.

Section 1.2 Other Defined Terms. The following terms have the meanings defined for such terms in the Sections set forth below:

Term	Section
Accounts Receivable	Section 2.1(a)(xiv)
Acquisition	Section 3.1
Additional Earnest Money Deposit	Section 2.4(a)
Agreement	Preamble
Ancillary Agreements	Section 4.2
Application Completion Notice	Section 6.4(b)
Application Date	Section 6.4(b)
Approval Date	Section 6.4(b)
Approved CIH	Section 6.13
ARC	Section 6.5(d)
Assignment and Assumption Agreement	Section 3.2(b)(ii)
Assumed Liabilities	Section 2.2

Term	Section
Audited Financial Statements	Section 4.15(a)
breaching party	Section 7.5
Buildings	Section 2.1(a)(ii)
Buyer	Preamble
Buyer Indemnitees	Section 11.2
Buyer Material Adverse Effect	Section 5.3
Buyer’s Manager	Preamble
CBA Employees	Section 6.5(a)
Chapter 651 Application Completion Date	Section 6.4(b)
CIH Certificate	Section 6.13
Closing	Section 3.1
Closing Date	Section 3.1
Closing Escrow Agreement	Section 2.4(a)
COBRA	Section 2.3(j)
Code	Section 2.4(c)
Confidentiality Agreement	Section 6.3
Consent	Section 4.3
Covenant Claim	Section 11.7
Deed	Section 3.2(a)(i)
Earnest Money Deposit	Section 2.4(a)
Earnest Money Deposit Escrow Agreement	Section 2.4(a)
Effective Time	Section 3.1
Eligible Employees	Section 6.5(a)
Employees	Section 4.14
Escrow Agent	Section 2.4(a)
Excluded Assets	Section 2.1(b)
Excluded Liability	Section 2.3
Facility	Recitals
Financial Statements	Section 4.15(a)
Financing	Section 5.6(a)
Fund	Section 11.3
Governmental Entity	Section 4.3
Hazardous Substances	Section 4.9
HC Occupancy Agreements	Section 4.8(a)
Health Center	Recitals
Health Center Agreement Indemnities	Section 2.1(a)(xvii)
Health Center Agreements	Section 2.1(b)(iv)
Health Center Assignee	Section 12.4
Health Center Audited Financial Statements	Section 4.23(a)
Health Center Interim Balance Sheet	Section 4.23(a)
Health Center Interim Financial Statements	Section 4.23(a)
Health Center Lease	Recitals
Health Center Operator	Recitals
Holdback Amount	Section 2.4(a)

Term	Section
ID Number	Section 4.8(a)
Improvements	Section 2.1(a)(iii)
Indemnified Party	Section 11.4(a)
Indemnifying Party	Section 11.4(a)
Initial Earnest Money Deposit	Section 2.4(a)
Interim Balance Sheet	Section 4.15(a)
Interim Financial Statements	Section 4.15(a)
Investigation Period	Section 2.5(a)
Key	Section 4.8(g)
Land	Section 2.1(a)(i)
Leases	Section 4.7(c)
Liens	Section 4.7(b)
Losses	Section 11.2
Monetary Liens	Section 7.2(d)
Multiemployer Pension Plan	Section 6.5(c)
New CBA	Section 6.5(a)
Non-CBA Employees	Section 6.5(a)
Notice of Material Breach	Section 7.5
Objection Notice	Section 7.2(d)
Permitted Exceptions	Section 7.2(d)
Permitted Liens	Section 4.7(b)
PHI	Section 6.8
PIM	Section 12.1
PIPP	Section 2.2(ii)
Plans	Section 4.17(b)
Prudential	Section 4.25
PSI	Section 6.13
PTE 84-14	Section 4.25
Purchase Price	Section 2.4(a)
Purchased Assets	Section 2.1(a)
QPAM	Section 5.9(b)
Receiving Party	Section 7.5
Release	Section 4.9
Remaining Payment	Section 2.4(a)
Remediation	Section 6.13
Remediation Deficiency Notice	Section 6.13
Remediation Plan	Section 6.13
Report	Section 6.13
Representation Claim	Section 11.7
Required Consent	Section 2.10(c)
Resident List	Section 4.8(a)
Response Notice	Section 7.2(d)
Retirement Center	Recitals
Security, Waiting List and Sale Deposits	Section 2.1(a)(x)

Term	Section
SEIU	Section 6.5(a)
Seller	Preamble
Sellers	Preamble
Sellers Indemnitees	Section 11.3
Sellers Insurance Policies	Section 4.18
Surety Period	Section 6.5(c)
Survey	Section 7.2(d)
Taking	Section 9.2(c)
Third Party Claim	Section 11.4(a)
Title Commitment	Section 7.2(d)
Title Company	Section 7.2(d)
Transferred Employee	Section 6.5(a)
Transferred Permits	Section 2.1(a)(xiii)
Westport Holdings	Preamble
Westport Nursing	Preamble

ARTICLE II

PURCHASE AND SALE OF ASSETS

Section 2.1 Purchased and Excluded Assets.

(a)    Transfer of Purchased Assets. At the Closing the Sellers shall sell, transfer, assign and deliver to the Buyer, and the Buyer shall purchase, acquire and accept from the Sellers, all of the right, title and interest of the Sellers in, to and under the following assets related to the Facility (collectively, the “Purchased Assets”):

(i)    subject to the Permitted Exceptions, fee simple title to all of those certain parcels of land located in Bradenton, Florida and more particularly described in Schedule 2.1(a)(i) (the “Land”);

(ii)    subject to the Permitted Exceptions, fee title to all improvements presently erected on the Land (the “Buildings”);

(iii)    subject to the Permitted Exceptions, fee title to all fixtures attached to the Buildings which are owned by the Sellers, including, but not limited to, the heating, plumbing, electrical, lighting, air conditioning and pool systems (the “Improvements”);

(iv)    all estates, rights, privileges, easements, agreements, appurtenances, development rights, sewer and utility rights, and any other governmental entitlements belonging or in anywise appertaining to the Land and Buildings;

(v)    all furniture, fixtures, machinery, equipment and other chattels which are used in the day to day operations of the Facility, including, but not limited to: beds,

furniture and furnishings, medical equipment, linens, window furnishings, carpets and floor coverings, appliances, televisions, wheelchairs, canes, walkers, kitchen equipment, dining room furniture, pool equipment, beauty parlor equipment, exercise equipment, etc., including the fixed assets set forth on Schedule 2.1(a)(v);

(vi)    all supplies and inventory at the Facility including all foodstuffs, pharmaceuticals, cleaning and maintenance supplies and spare parts;

(vii)    all cars, trucks, buses, vans and other motor vehicles owned by the Sellers and used in connection with the operation of the Facility as set forth on Schedule 2.1(a)(vii);

(viii)    all trademarks, trade names, including “Freedom Village,” trademark registrations, signs, logos or other intangible property rights used in the operation of the Facility, if any, including all goodwill connected with or symbolized by the use thereof and all licenses, to the extent transferable;

(ix)    all Transferred Contracts;

(x)    all security deposits paid to the Sellers by residents, tenants and patients and all waiting list or sale deposits of any type, kind or nature (including any deposit that will be credited against the entrance fee) (the “Security, Waiting List and Sale Deposits”);

(xi)    all rights that accrue to the Facility due to prepaid expenses (excluding prepaid insurance premiums);

(xii)    subject to such confidentiality restrictions as may be imposed by applicable law or to which the Sellers are contractually bound, all books of account, and general, financial, accounting and personnel records, and, to the extent transferable by the Sellers, medical records of residents or patients at the Facility (past or present);

(xiii)    only to the extent assignable, all permits, consents, approvals, franchises or authorizations from any Governmental Entity (collectively, the “Transferred Permits”);

(xiv)    all accounts receivable of the Sellers for services rendered or products supplied prior to the Closing Date (excluding Entrance Fee Receivables and any and all receivables relating to the operations of the Health Center as of the Closing Date) (“Accounts Receivable “);

(xv)    to the extent transferable, all warranties and guarantees associated with the Buildings, Improvements, furniture, fixtures, equipment and other personal property;

(xvi)    all property and casualty insurance benefits (whether self-insured or insured by a third party), including rights and proceeds, arising from or relating to the Facility prior to the Closing Date, except to the extent expended in accordance with this Agreement or necessary to reimburse Sellers for costs actually paid by Sellers, to the extent applicable in accordance with this Agreement, prior to Closing to repair or restore, to the extent applicable in accordance with this Agreement, any of the Purchased Assets damaged as a result of a casualty event;

(xvii)    all indemnities granted to Sellers by the Health Center Operator pursuant to the Health Center Agreements, except to the extent they relate to Excluded Liabilities (the “Health Center Agreement Indemnities”);

(xviii)    all Entrance Fee Receivables;

(xix)    all computer hardware, software, programs and operating systems used for the keeping of records and the operation of the Facility except any proprietary software developed and owned exclusively by Seller; and

(xx)    any other tangible or intangible asset of any kind or nature primarily used in connection with the ownership or operation of the Facility that is not specifically identified as an Excluded Asset.

(b)    Excluded Assets. Notwithstanding anything to the contrary contained in this Agreement, the Purchased Assets shall expressly exclude the following, and only the following, assets and rights of the Sellers (collectively, the “Excluded Assets”), which shall not be sold, transferred, assigned or delivered to the Buyer:

(i)    all cash, cash equivalents, certificates of deposit, bank deposits and marketable securities whether on hand or in accounts (other than the Security, Waiting List and Sale Deposits);

(ii)    the “Minimum Liquid Reserve” accounts owned or created by the Sellers pursuant to Chapter 651, Florida Statutes;

(iii)    insurance policies and any prepaid insurance premiums, self-funded insurance programs and the assets or proceeds thereof (except to the extent described in Section 2.1(a)(xvi));

(iv)    the Health Center Lease, the Credit Agreement with the Health Center Operator, including the right to receive repayment of borrowings thereunder, and the service agreements with the Health Center Operator (other than the Health Center Agreement Indemnities described in Section 2.1(a)(xvii)) (collectively, the “Health Center Agreements”);

(v)    all Excluded Contracts, including, without limitation, the Collective Bargaining Agreements, the Multiemployer Pension Plan and the Medical Director Agreement between Freedom Village Nursing Center and Werther R. Marciales and all assets, properties and rights derived therefrom;

(vi)    any security deposits, claims for security deposits or rights to receive security deposits paid by the Sellers with respect to the operation of the Facility;

(vii)    any deposits, escrows, or reserves for real estate taxes, insurance, furniture, fixtures and equipment or otherwise made to any lender of the Sellers;

(viii)    any licenses, certificates of need, and other similar items, the transfer of which to the Buyer is prohibited by an applicable governmental rule or regulation;

(ix)    letters of credit or deposits provided to utility companies or those provided for any other purpose;

(x)    any refunds or credits, claims for refunds or credits, or rights to receive refunds or credits with respect to the Facility paid or to be paid to the Sellers or any of their respective Affiliates (other than those arising under the Transferred Contracts);

(xi)    any records (including accounting records) related to Taxes paid or payable by the Sellers or any of their Affiliates and all financial and Tax records that form part of the Sellers’ or any of their Affiliate’s general ledger;

(xii)    all documents, drafts and records received or prepared in connection with the planning and sale of the Purchased Assets, including bids received from third parties and analyses relating to the Facility;

(xiii)    all employee benefit plans;

(xiv)    the organizational documents and other company and partnership records and documents having to do with the organization or operation of each of the Sellers;

(xv)    all claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind, pertaining to, arising out of, and inuring to the benefit of the Sellers relating to matters arising prior to the Closing Date;

(xvi)    all indemnities granted to Sellers by the Health Center Operator pursuant to the Health Center Agreements to the extent they relate to Excluded Liabilities; and

(xvii)    the rights that accrue or will accrue to the Sellers under this Agreement and any other agreements, certificates and instruments relating to the sale of the Purchased Assets or otherwise delivered in connection with this Agreement.

Section 2.2 Assumption of Liabilities. In partial payment of the Purchase Price, the Buyer shall assume, and hereby covenants and agrees to timely perform, pay or discharge, only the following obligations, liabilities and commitments, and no other obligations, liabilities or commitments whatsoever (collectively, the “Assumed Liabilities”):

(i)    all of the obligations, liabilities and commitments of the Sellers and the Health Center Operator under the Transferred Contracts, but only to the extent that such obligations, liabilities and commitments relate to the period from and after the Closing Date or to the extent that Buyer receives a credit therefor against the Purchase Price pursuant to Section 2.6, and specifically excluding any liability arising thereunder for a breach thereof that occurred prior to the Closing Date;

(ii)    all of the obligations, liabilities and commitments of the Sellers arising under the Sellers’ Personal Income Protection Plan (“PIPP”), but in the case of PIPP deposit liabilities, only to the extent set forth on Schedule 4.8(d) (as updated through the Closing Date);

(iii)    all of the obligations, liabilities and commitments of the Sellers related to or otherwise in respect of the Freedom Village Master Trusts, but in the case of refund liabilities secured by the Freedom Village Master Trusts, only to the extent set forth on Schedules 4.8(a) (as updated through the Closing Date);

(iv)    all of the obligations, liabilities and commitments of the Sellers to refund the entrance fees or deposits under the Life Care Contracts that are listed on Schedule 4.8 (as updated through the Closing Date) that are terminated on or after the Closing Date;

(v)    all Straddle Entrance Fee Refunds;

(vi)    all liability for the amount of all accrued (vested or unvested) vacation, personal time, time off, holiday or sick leave as of the Closing Date for Transferred Employees (which shall be assumed by Buyer’s manager or lessee), but only to the extent that Buyer receives a credit therefor against the Purchase Price pursuant to Section 2.6(b); and

(vii)    to the extent not otherwise described in clauses (i) through (vi) of this Section 2.2, any specifically identified payment obligation(s) of the Sellers or the Health Center Operator for which the Buyer receives a corresponding credit(s) against the Purchase Price pursuant to Section 2.6.

Section 2.3 Excluded Liabilities. Notwithstanding anything to the contrary contained in this Agreement, except for the Assumed Liabilities, Buyer shall not assume, or become responsible in any way for, any other liabilities or obligations of either of the Sellers or the Health Center Operator, or any other liabilities or obligations that relate in any way to the Purchased Assets or the ownership or operation of all or any portion of the Facility prior to the Closing Date (each, an “Excluded Liability”) which shall include, without limitation, the following:

(a)    all Taxes arising out of, relating to or in respect of the Facility imposed upon the Sellers for all taxable periods before the Closing, and all Taxes arising from the transactions contemplated hereby (except for Transfer Taxes as set forth in Section 2.8);

(b)    all obligations, liabilities and commitments of the Sellers to the extent arising out of, relating to or in respect of the Excluded Assets;

(c)    any liability or obligation that arises or relates to the breach of, or default under, any contract, agreement or obligation prior to the Closing Date;

(d)    any liability arising out of any lawsuit, legal or regulatory proceeding, of any type, kind or nature pending as of the Closing Date or relating to the operation of the Facility prior to the Closing Date;

(e)    any liability arising or resulting from the non-compliance of the Facility or its operations with laws, rules or regulations, or any order of any Governmental Entity prior to the Closing Date, other than any noncompliance, if any, that relates solely to the physical condition of the Real Property as of the Closing Date (subject to the representations and warranties specifically set forth in Article IV);

(f)    any obligations, liabilities or commitments to pay any entrance fee or deposit refunds under Life Care Contracts that are not specifically set forth on Schedule 4.8 (as updated through the Closing Date to include Life Care Contracts entered into by the Sellers after the August 17, 2005 in accordance with the terms of this Agreement);

(g)    any PIPP deposit refund liability that is not specifically identified on Schedule 4.8(d) (as updated through the Closing Date);

(h)    any Master Trust Debt not specifically identified on Schedule 4.8(a) (as updated through the Closing Date);

(i)    any liability or obligation relating to the termination of the Health Center Agreements;

(j)    other than accrued vacation, personal time, time off, holiday, and sick leave time described in Section 2.2(vi) above, any liability, obligation or covenant owed to any employee (past or current) to the extent arising prior to, or accruing before, the Closing Date, including, without limitation, any liabilities or obligations under Section 4980B of the Code and Sections 601 through 608, inclusive, of ERISA (collectively, “COBRA”), whether arising before or after the Closing Date;

(k)    any liability or obligation in respect of periods prior to the Closing Date arising under the terms of the Medicare, Medicaid, Veterans Administration, or any other third-party payor program, including without limitation any retroactive denial of claims or monetary penalties.

The Sellers shall remain solely responsible for the Excluded Liabilities, and shall pay, discharge, or satisfy the Excluded Liabilities as the same come due.

Section 2.4 Purchase Price.

(a)    In addition to the Buyer’s assumption of the Assumed Liabilities, the aggregate purchase price (the “Purchase Price”) for the Purchased Assets shall be the payment of $95,000,000 in cash as follows: (w) $2,000,000 (the “Initial Earnest Money Deposit”) has been paid by the Buyer ($1,000,000 on August 17, 2005 and $1,000,000 on October 3, 2005) by wire transfer of immediately available funds to an account designated by the Title Company, as escrow agent (the “Escrow Agent”) and is being held by the Escrow Agent pursuant to the terms of the escrow agreement (the “Earnest Money Deposit Escrow Agreement”) attached hereto as Exhibit A; (x) $1,000,000 (the “Additional Earnest Money Deposit,” and together with the Initial Earnest Money Deposit, the “Earnest Money Deposit”) shall be paid by the Buyer to Sellers by wire transfer of immediately available funds to the Escrow Agent to be held pursuant to the terms of the Earnest Money Deposit Escrow Agreement upon the expiration of the Investigation Period if Buyer has not elected to terminate the Agreement in accordance with Section 2.5, (y) $5,000,000 (the “Holdback Amount”) shall be paid to the Escrow Agent at Closing pursuant to the terms of the escrow agreement attached hereto as Exhibit B (the “Closing Escrow Agreement”) as security for Sellers’ obligations and liabilities under this Agreement and the Ancillary Agreements; and (z) $87,000,000, subject to adjustment pursuant to Sections 2.4(b) and 2.6 (the “Remaining Payment”), shall be paid by the Buyer to the Sellers at the Closing by wire transfer of immediately available funds to an account or accounts designated by the Sellers. All funds deposited with the Escrow Agent shall be held and disbursed in accordance with the terms of the Earnest Money Deposit Escrow Agreement or the Closing Escrow Agreement, as the case may be.

(b)    The Remaining Payment to be paid by the Buyer to the Sellers at Closing shall be reduced by the following:

(i)    an amount, if any, equal to the amount by which the total amount of PIPP deposit liabilities as of the date immediately preceding the Closing Date exceeds $7,500,000;

(ii)    an amount equal to the Excess Liabilities;

(iii)    an amount equal to the Straddle Entrance Fee Refunds owed to prior residents of the Facility that have terminated their Life Care Contracts and whose dwelling units have been resold prior to the Closing Date (which resale has actually closed and for which there is no corresponding Entrance Fee Deposit Receivable); and

(iv)    an amount equal to amounts remaining in the reserve accounts established under the Health Center Agreements, if any, to the extent that such accounts have been transferred by the Health Center Operator to the Sellers.

(c)    In the event that (i) the Remediation Completion Date occurs on or before May 15, 2006 and (ii) the Closing occurs on or after June 1, 2006, in addition to the adjustments set forth in Section 2.4(b), the Remaining Payment to be paid by the Buyer to the Sellers at Closing shall be increased by $200,000, provided that the failure to close prior to June 1, 2006 is not caused by the Sellers’ failure to act in good faith or use their reasonable efforts to cause the Closing to occur, as required by Section 6.4.

(d)    The Buyer and the Sellers shall agree upon an allocation of the Purchase Price (and all other capitalized costs) and the amount of the Assumed Liabilities among the Purchased Assets consistent with Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder prior to Closing, which allocation shall be attached hereto as Schedule 2.4(d). Each of the Buyer and the Sellers agree to file Internal Revenue Service Form 8594, and all federal, state and local Tax Returns (as hereinafter defined), in accordance with any such agreed allocation as adjusted as provided herein. Each of the Buyer and the Sellers shall report the transactions contemplated by this Agreement for Tax purposes in a manner consistent with the allocation determined pursuant to this Section 2.4(d). Except as required by applicable law, the Buyer and the Sellers shall not take any position in any Tax Return, Tax proceeding or audit that is inconsistent with such allocation.

Section 2.5 Investigation Period.

(a)    The Sellers shall give the Buyer full access to the Facility, upon reasonable prior notice during normal business hours, in order for the Buyer to timely conduct its due diligence investigation of the Facility, the Purchased Assets and the operations and financial affairs of the Facility, including, but not limited to, detailed site visits to be conducted by the Buyer or its representatives, and the right of the Buyer or its representatives to conduct building and physical plant inspections, Real Property surveys, environmental and engineering tests, investigations of the books and records and financial information of the Sellers, employee interviews, inspections of all licensing reports and information, inspections of medical records to the extent allowed under applicable law, and other due diligence inspections and investigations. The Sellers shall have the right to have a representative present during any employee interviews conducted by the Buyer. The Sellers shall deliver to Buyer copies of all Life Care Contracts as of the date hereof and all of the agreements, licenses or other documents listed on the disclosure schedules attached hereto within five (5) business days after the execution of this Agreement. The Buyer shall have until the later of (i) March 30, 2006 and (ii) the date that is four Business Days following the Sellers’ delivery to the Buyer of the disclosure schedules called for by this Agreement updated as of December 31, 2005 or a subsequent date (the “Investigation Period”) to conduct its investigation. On or before expiration of the Investigation Period, the Buyer, in its sole and absolute discretion, for any reason whatsoever, by notice to the Sellers on or before expiration of the Investigation Period, shall have the right, at its option, to terminate this Agreement on or before such date in which event the Earnest Money Deposit will be refunded to the Buyer upon delivery of the documents referred to below and neither party shall have further liability to the other on account of this Agreement, provided however, that the Buyer shall within ten (10) days of such termination, return to the Sellers, or certify to Sellers Buyer’s destruction of, all documents and materials delivered to the Buyer by the Sellers pursuant to this Agreement. The provisions of this Section 2.5(a) shall survive the termination of this Agreement.

(b)    The Buyer shall indemnify, hold harmless and defend the Sellers from and against any loss, damage, liability or claim for personal injury or property damage and any other loss, damage, liability, claim or lien to the extent arising from the acts at or upon the Real Property by the Buyer or any of its agents, contractors, auditors, engineers, attorneys, employees, consultants and other representatives. The Buyer understands and agrees that any on-site inspections of the Real Property shall occur at reasonable times agreed upon by the Sellers and the Buyer after not less than two (2) Business Days prior notice to the Sellers and shall be conducted so as not to interfere unreasonably with the operation of the Facility. The Sellers shall have the right to have a representative present during any such inspections. If the Buyer desires to do any invasive testing of the Real Property, the Buyer shall do so only after notifying the Sellers and obtaining the Sellers’ prior written consent thereto, which may be subject to reasonable terms and conditions as may be proposed by the Sellers. The Buyer shall not permit any liens to attach to any portion of the Real Property prior to the Closing Date. The Buyer shall (i) restore the Real Property, at its own expense, to the same condition which existed prior to any inspections or other activities of the Buyer thereon; and (ii) be responsible for and pay any and all liens by contractors, subcontractors, materialmen, or laborers performing the inspections or any other work pursuant to the Buyer’s investigation of the Facility. All contractors and others performing any tests and studies on the Real Property shall first present to the Sellers reasonably satisfactory evidence that such party is adequately insured in order to reasonably protect the Sellers from any loss, liability, or damage arising out of the performance of such tests or studies.

The provisions of this Section 2.5(b) shall survive any termination of this Agreement and a closing of the transaction contemplated hereby.

Section 2.6 Closing Adjustments.

(a)    Except as otherwise set forth in this Section 2.6, all revenues and expenses of the Facility applicable to the period of time before and after the Closing shall be allocated between the Sellers and the Buyer as provided herein. Pursuant to such allocation, the Sellers shall be entitled to all revenue (other than Accounts Receivable, Entrance Fee Receivables and receivables of the Health Center Operator) and shall be responsible for all expenses for the period of time up to but not including the Closing Date, and the Buyer shall be entitled to all revenue and shall be responsible for all expenses for the period of time from, after and including the Closing Date. Such allocations and adjustments shall be shown on the closing statement to be executed by the parties on the Closing Date (with such supporting documentation as the parties hereto may reasonably require being attached as exhibits to the closing statement) and shall increase or decrease (as the case may be) the cash amount payable by the Buyer to the Sellers at Closing. All prorations shall be made on the basis of the actual number of days in the year and month in which the Closing occurs or in the period of computation. No prorations or allocations shall be made with respect to Entrance Fee Receivables, Accounts Receivable or receivables of the Health Center Operator, except to the extent specifically set forth in Section 2.6(c) of this Agreement.

(i)    Without limiting the generality of the foregoing, the following items of revenue and expense shall be allocated and prorated at Closing: utility charges; water and sewer charges; real estate taxes and all other public and governmental taxes, charges and assessments; charges for oil and heating services; charges under the Transferred Contracts; and assessments against the Real Property or the Facility or its operations. Notwithstanding the foregoing, the Buyer shall be responsible for establishing new utility accounts with its vendors to be effective on the Closing Date.

(ii)    The Sellers shall be responsible for payments owing on deliveries made prior to the Closing Date. The Buyer shall be responsible for payments owing on deliveries made on or after the Closing Date.

(iii)    The Sellers shall receive a credit for any prepaid expenses in connection with any Assumed Liabilities on or after the Closing Date. The Buyer shall receive a credit for that portion of any monthly fees paid to the Sellers or the Health Center Operator prior to the Closing Date under the Life Care Contracts, the HC Occupancy Agreements, or other contracts with residents that relate to periods from and after the Closing Date.

(b)    The Buyer shall receive a credit against the Purchase Price for the amount of all accrued (vested or unvested) vacation, personal time, time off, holiday or sick leave for the Transferred Employees on the Closing Date. To the extent that any Transferred Employee is terminated by the Buyer (or its manager or lessee) as a result of the Buyer (or its manager or lessee) not receiving a satisfactory post-closing background check, drug test or license verification for such Transferred Employee, then the Buyer (or Buyer’s manager, lessee or other designee) shall promptly following such termination pay to the Sellers an amount equal to the closing credit for accrued (vested or unvested) vacation, personal time, time off, holiday or sick leave attributable to such terminated Transferred Employee to the extent Sellers have the legal obligation to pay such terminated Transferred Employee such amount.

(c)    The Purchase Price due to Sellers shall be increased by an amount equal to the product obtained by multiplying the amount of Accounts Receivable transferred to Buyer at Closing that is less than 90 days outstanding by .95. Notwithstanding anything herein to the contrary, for purposes of this Section 2.6(c), Accounts Receivable shall not include any deferred entrance fees deducted from Master Trust Debt pursuant to clause (ii) of the definition thereof.

(d)    If the parties ascertain any error in any adjustment following Closing or if certain adjustments are approximated to facilitate Closing, the parties covenant and agree to promptly readjust such items when the correct information becomes available.

(e)    Buyer shall receive a credit against the Purchase Price for the amount, if any, required to complete the items designated on Schedule 6.1(b)(viii) as “Ongoing” or “Planned” (i.e., all items not designated on such Schedule as being “Completed”) that are not actually completed as of the Closing Date, provided, however, that the credit, if any, for the final three items set forth on such schedule (Kitchen A/C Repairs, Veranda Dining Room Remodeling and Paint Ext. of Landings) shall be equal to the lesser of the cost to complete such items or the bid price for such items set forth on such Schedule.

(f)    If Buyer, in its sole discretion, elects to proceed with the Closing even though the Remediation has not been completed, Buyer shall receive a credit against the Purchase Price, in an amount reasonably agreed upon by the Sellers and Buyer at that time, in the amount required to complete the Remediation that is not actually completed as of the Closing Date.

(g)    If accurate allocations cannot be made at Closing because current bills are not obtainable (as, for example, in the case of utility bills and/or real estate or personal property taxes), the parties shall allocate such revenue or expenses at Closing on the best available information, subject to adjustment upon receipt of the final bill or other evidence of the applicable revenue or expense. The obligation to make the adjustment shall survive the Closing of the transaction contemplated by this Agreement. Any revenue received or expense incurred by the Sellers, the Buyer or Health Center Operator with respect to the Facility after the date of Closing shall be promptly allocated in the manner described herein and the parties shall promptly pay or reimburse any amount due. If the Buyer and the Sellers are unable to agree on the closing statement allocations on the Closing Date, the Closing shall occur and a preliminary closing statement shall be signed with respect to such amounts and issues that are agreed upon by the Buyer and the Sellers. With respect to any closing statement amounts or issues that are not agreed upon at Closing, the Sellers and the Buyer shall thereafter work in good faith to resolve, allocate or prorate such amounts or issues; provided that if such amounts or issues are not fully agreed upon and paid within ninety (90) days after the Closing, then, in such event, such amounts or issues shall be submitted to an independent certified public accountant reasonably acceptable to the Buyer and the Sellers for final resolution and the Buyer and the Sellers agree to be bound by the determination of such accountant. The costs and expenses incurred in connection with the services of such accountant shall be borne and paid equally by the Sellers, on the one hand and the Buyer, on the other hand. The provisions of all of Section 2.6 shall survive the Closing.

Section 2.7 Security, Waiting List and Sale Deposits. From and after the Closing, the Sellers shall be relieved of any and all responsibility in connection with Security, Waiting List and Sale Deposits held by the Sellers on behalf of residents, tenants or patients and any other funds of the residents, to the extent that such Security, Waiting List and Sale Deposits and funds are actually delivered to the Buyer or Buyer receives a credit therefor against the Purchase Price and are included in the Assumed Liabilities, and, to that extent, the Buyer shall indemnify the Sellers and their Affiliates and hold them harmless from and against any claim, liability, cost or expense (including reasonable attorneys’ fees) incurred by them with respect thereto. The provisions of this Section 2.7 shall survive the Closing.

Section 2.8 Transfer Taxes. The Buyer shall pay all Transfer Taxes; provided, however, that the Sellers shall use reasonable efforts to avail themselves of any available exemptions from any such Transfer Taxes and shall reasonably cooperate with Buyer to reduce such Transfer Taxes to the extent legally permissible. Each of the Sellers, the Buyer and their respective Affiliates shall execute and deliver all instruments and certificates as are necessary to enable such other parties to comply with any filing requirements relating to any such Transfer Taxes.

Section 2.9 Transferred Contracts. On or before the expiration of the Investigation Period, the Buyer shall determine, in its sole and absolute discretion, which Contracts that are not already included in clauses (i) through (iii) of the definition of Transferred Contracts will be assumed by Buyer, and will provide Sellers with a Schedule 2.9 specifically identifying such additional Contracts to be included as Transferred Contracts.

Section 2.10 Third Party Consents for Transferred Contracts.

(a)    Sellers shall use commercially reasonable efforts to obtain all Consents reasonably requested by the Buyer and required for the transfer of the Transferred Contracts to Buyer. Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to assign any Transferred Contract or any claim, right or any benefit arising under or resulting from such Transferred Contract if an attempted assignment thereof, without the Consent of a third party, would constitute a breach, default or violation of such Transferred Contract. If any transfer or assignment by the Sellers or any of their Affiliates to, or any assumption by the Buyer of, any interest in, or obligation, liability or commitment under, any Transferred Contract requires the Consent of a third party, then such transfer, assignment or assumption shall be made subject to such Consent being obtained.

(b)    If any such Consent is not obtained prior to the Closing Date, the Closing shall nonetheless take place on the terms set forth herein. In which event, the Buyer may, with respect to each Transferred Contract for which a Consent has not been so obtained, cause the Sellers to provide or cause to be provided all commercially reasonable assistance to the Buyer (not including the payment of any consideration) reasonably requested by the Buyer to secure such Consent after the Closing and cooperate with the Buyer (at the Buyer’s expense) in any lawful and commercially reasonable arrangement reasonably proposed by the Buyer under which

(x)    the Buyer shall obtain (without infringing upon the legal rights of such third party or violating any applicable law) the economic claims, rights and benefits under the subject Transferred Contract(s), and (y) the Buyer shall assume any related economic burden (including the amount of any related Tax costs imposed on the Sellers or any of their Affiliates) with respect to the subject Transferred Contract and the claims, rights or benefits arising under or resulting from the subject Transferred Contract(s) agreement.

(c)    Notwithstanding Section 2.10(b) to the contrary, with respect to any Consent that is identified by Buyer on or before the end of the Investigation Period as a required Consent (“Required Consent”), Buyer may elect with respect to each Transferred Contract for which the Required Consent has not been obtained, to either cause Sellers to comply with Section 2.10(b) or elect to have the Sellers retain the subject Transferred Contract(s) and all liabilities and obligations associated therewith (in which event, such Transferred Contract(s) shall be considered to be an Excluded Contract(s) and all such liabilities and obligations shall be included in Excluded Liabilities).

ARTICLE III

CLOSING

Section 3.1 Closing. Unless the Sellers and Buyer otherwise agree, the closing (“Closing”) of the sale and purchase of the Purchased Assets and the assumption of the Assumed Liabilities contemplated hereby (collectively, the “Acquisition”) shall take place at the offices of Herrick, Feinstein LLP, 2 Park Avenue, New York, New York, on the later of (a) April 15, 2006, (b) within fifteen (15) days following the receipt of the Buyer Regulatory Approvals (subject to Buyer’s right in its sole and absolute discretion to waive the Buyer Regulatory Approvals that do not constitute AHCA Assurances) and (c) the satisfaction of the condition to closing set forth in Section 7.2(j). The date on which the Closing occurs is hereinafter referred to in this Agreement as the “Closing Date.” The Closing shall be deemed to be effective as of 12:01 a.m., Eastern time, on the Closing Date (the “Effective Time”).

Section 3.2 Deliveries at Closing.

(a)    Deliveries by the Sellers. At the Closing, the Sellers shall cause to be delivered to the Buyer the following:

(i)    a special warranty deed in the name of the Buyer, which deed shall convey fee simple title to the Real Property in accordance with Section 7.2(d) (the “Deed”);

(ii)    all such bills of sale and assignments and other instruments and documents reasonably requested by the Buyer, and in form and substance reasonably satisfactory to the Sellers, as may be necessary to evidence the sale of the Purchased Assets to the Buyer; it being understood that such bills of sale and other instruments and documents shall not require the Sellers to make any additional representations, warranties or covenants, express or implied, not expressly contained in this Agreement;

(iii)    the Closing Escrow Agreement, duly executed by Sellers;

(iv)    a non-foreign certification (in form and substance reasonably satisfactory to the Buyer) that satisfies the requirements of Treasury Regulation Section 1.1445-2(b)(2);

(v)    a certificate of recent date as to the good standing of Sellers in their respective jurisdictions of organization and in the State of Florida;

(vi)    a certified copy of the minutes of a meeting of the general partner or member of the Sellers, as the case may be, approving the transactions contemplated herein and authorizing the Sellers to enter into this Agreement and the Ancillary Agreements and to perform their obligations hereunder and thereunder, in a form satisfactory to Buyer and the Title Company;

(vii)    a certificate reconfirming that Sellers’ representations under Section 4.25 are true and correct in all material respects; and

(viii)    such other documents as Buyer may reasonably request for the purpose of facilitating the consummation of the Acquisition.

(b)    Deliveries by the Buyer. At the Closing, the Buyer shall cause to be delivered to the Sellers the following:

(i)    immediately available funds in an amount equal to the Remaining Payment, subject to the prorations, adjustments and credits set forth in this Agreement, in the manner set forth in Section 2.4(a);

(ii)    the Assignment and Assumption Agreement in the form of Exhibit C annexed hereto (the “Assignment and Assumption Agreement”), dated the Closing Date, and all other instruments of assumption and other documents reasonably requested by the Sellers to confirm the Buyer’s obligation to duly assume and timely pay, perform and discharge the Assumed Liabilities;

(iii)    the Closing Escrow Agreement, duly executed by Buyer;

(iv)    a certified copy of the minutes of a meeting of the board of directors of the Buyer approving the transactions contemplated herein and resolving to enter into this Agreement and the Ancillary Agreements; and

(v)    such other documents as Sellers may reasonably request for the purpose of facilitating the consummation of the Acquisition.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

The Sellers make the following representations and warranties to the Buyer as of August 17, 2005 subject to and qualified by any fact or facts disclosed in the Schedules hereto that are provided to the Buyer as required in this Agreement.

Section 4.1 Organization. Each of the Sellers has been duly organized, is validly existing and in good standing under the laws of the state of its formation. Westport Holdings is duly qualified to do business as a foreign limited partnership and is in good standing under the laws of the State of Florida.

Section 4.2 Authority; Execution and Delivery; Enforceability. Each of the Sellers has full limited partnership power or limited liability company power, as the case may be, and authority to execute this Agreement and the other agreements and instruments to be executed and delivered in connection with this Agreement (the “Ancillary Agreements”) to which it is a party and to consummate the transactions contemplated to be consummated by it by this Agreement and such Ancillary Agreements. Each of the Sellers has taken all limited partnership or limited liability company action, as the case may be, required by its relevant organizational documents to authorize the execution and delivery of this Agreement and the Ancillary Agreements to which it is a party and to authorize the consummation of the Acquisition and the other transactions contemplated hereby and thereby. Each of the Sellers has duly executed and delivered this Agreement and prior to the Closing will have duly executed and delivered each Ancillary Agreement to which it is a party, and this Agreement constitutes, and each Ancillary Agreement to which either of them is a party will after the Closing constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms subject, as to enforcement, to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors’ rights generally and to general equitable principles (whether considered in an action at law or in equity).

Section 4.3 No Conflicts or Violations; No Consents or Approvals Required. No consent, approval, authorization or similar type of action (“Consent”) of, or registration, declaration or filing with, any Federal, state or local court of competent jurisdiction, governmental agency, authority, instrumentality or regulatory body (“Governmental Entity”), is required to be obtained or made by or with respect to the Sellers in connection with the execution, delivery and performance of this Agreement, the Ancillary Agreements to which one or more of them is a party or the consummation of the Acquisition, other than the Buyer Regulatory Approvals.

Section 4.4 No Conflicts. The execution and delivery by each of the Sellers of this Agreement does not, and each Ancillary Agreement to which it is a party will not, and the consummation of the transactions contemplated to be consummated by the Sellers in this Agreement and such Ancillary Agreements will not, conflict with, or result in any breach of or constitute a default under, or result in the creation of any Lien (as hereinafter defined) (other than Permitted Liens (as hereinafter defined) or Liens caused by the Buyer) upon any of the Purchased Assets under, any provision of (x) such Sellers’ organizational documents; (y) any Contract to which a Seller is a party or by which any of the Purchased Assets are bound; or (z) any judgment, order or decree, or statute, law, ordinance, rule or regulation applicable to the Sellers or any of the Purchased Assets.

Section 4.5 Compliance with Laws. Except as set forth on Schedule 4.5, the Retirement Center and, to the knowledge of the Sellers after reasonable inquiry to the Health Center Operator, the Health Center, has been operated in compliance with all laws, rules and regulations applicable to the conduct of its business as currently conducted by the Sellers and the

Health Center Operator, respectively. Except as set forth on Schedule 4.5, the Facility is fully licensed by the State of Florida and the Health Center is in good standing as a health care provider under the Medicare and Medicaid program as administered by the federal government and the State of Florida. No notice or communication has been received by any of the Sellers or, to the knowledge of Sellers after reasonable inquiry to the Health Center Operator, by the Health Center Operator from any Governmental Entity that there exists with respect to the Facility any condition which violates any law, rule or regulation which condition has not been rectified.

Section 4.6 Litigation. There is no litigation or proceeding pending, or, to the Sellers’ knowledge, threatened against any of the Sellers with respect to the Facility or, to the Sellers’ knowledge, otherwise relating to the Facility, except as set forth in Schedule 4.6.

Section 4.7 Real Property.

(a)    The Sellers have not received any notice of a taking, condemnation, assessment or eminent domain proceeding, actual or proposed, with respect to the Real Property.

(b)    The Sellers own the Real Property in fee simple, free and clear of all mortgages, liens, security interests, charges, claims, pledges or other encumbrances of any kind (collectively, “Liens”), except (i) such Liens as are set forth on Schedule 4.7; (ii) mechanics’, carriers’, workmen’s repairmen’s or other like Liens arising or incurred in the ordinary course of business; (iii) Liens for ad valorem Taxes and other governmental charges that are not due and payable or that may thereafter be paid without penalty; and (iv) other title or survey matters which become Permitted Exceptions pursuant to Section 7.2(d) (subject to the provisions of Section 7.2(d) regarding the payment of Monetary Liens at Closing, the Liens described in clauses (i), (ii), (iii) and (iv) above are referred to collectively as “Permitted Liens”).

(c)    Set forth on Schedule 4.7 is a list of all leases in effect with respect to the Facility under which any Persons (other than residents under Life Care Contracts) lease space at the Facility from the Sellers (the “Leases”), and other than the Leases and Life Care Contracts, Sellers have not entered into nor do they have any knowledge of any other agreement giving any party the right to use or occupy any part of the Facility.

Section 4.8 Facility Residents and Patients.

(a)    Set forth on Schedule 4.8(a) are lists (the “Resident List”) setting forth for each of the residents of the Retirement Center and for each resident/patient of the Health Center as of June 30, 2005; (i) a unique number (“ID Number”) assigned by Sellers for each resident(s) or patient(s); (ii) the type of apartment or unit occupied by such resident(s) or patient(s); (iii) the type of Life Care Contract or the residency or admission agreement (“HC Occupancy Agreement”) executed by such resident(s) or patient(s); (iv) the amount of the entrance fee paid by such resident(s) that is refundable; (v) the move in date for each Life Care Contract resident; (vi) the monthly service fees payable by such resident(s); (vii) the sex of the resident(s) or patient(s) with regard to each Life Care Contract resident or patient; (viii) the amount of Master Trust Debt, if any, attributable to such resident(s) as of June 30, 2005; and (ix) the amount of deferred revenue recorded by the Sellers for the applicable Life Care Contract as of June 30, 2005 and the amount of annual amortization of earned income applicable to such Life Care

Contract. Each such Life Care Contract and HC Occupancy Agreement is assignable to Buyer without the consent of the subject resident(s).

(b)    Intentionally left blank

(c)    Set forth on Schedule 4.8(c), delineated by ID Number, is a list of all Security, Waiting List and Sale Deposits paid by a resident or potential resident to the Sellers or the Health Center Operator.

(d)    Set forth on Schedule 4.8(d), delineated by ID Number, is a list of PIPP deposit liabilities as of the date of the Interim Balance Sheet.

(e)    Except as set forth on Schedule 4.8(e), utilizing the ID Number, the Sellers have not received any notice of, and are not aware of, any material default or breach of their obligations under any of the Life Care Contracts which default or breach has not been cured.

(f)    Except as set forth on Schedule 4.8(f), utilizing the ID Number, none of the patients, tenants or residents of the Facility have been given any concessions or considerations for the rental or use of any patient rooms or apartments by the Sellers.

(g)    A true, correct and complete list (the “Key”) setting forth the ID Number of each resident, tenant or patient and each resident’s, tenant’s and patient’s name and date of birth, formatted to permit Buyer to use the Key to identify each individual resident, patient and tenant to which the information on Schedule 4.8(a), Schedule 4.8(c), Schedule 4.8(d), Schedule 4.8(e) and Schedule 4.8(f) relates, has been provided to Buyer. As used in this Section 4.8, the ID Number shall not be the resident(s)’ or patient(s)’ social security number or any other number or identifier set forth at 45 CFR § 164.514(b).

Section 4.9 Environmental. The Sellers have not caused or permitted the Facility to be used to generate, manufacture or refine, transport, treat, store, handle, dispose, transfer, produce or process Hazardous Substances (as hereinafter defined) or other dangerous or toxic substances, or solid waste, except in compliance with all applicable federal, state and local laws or regulations, and have not caused or permitted the Release (as hereinafter defined) of any Hazardous Substances affecting the Facility, and to Seller’s knowledge, there are no Hazardous Substances at the Facility in any amount that would violate applicable laws. Any above ground storage tank that is located, or has been located, on the Land has been maintained and operated in accordance with all applicable laws. As used herein, (a) “Hazardous Substances” includes any pollutants, dangerous substances, toxic substances, hazardous wastes, hazardous materials, or hazardous substances as defined in or pursuant to the Resource, Conservation and Recovery Act (42 U.S.C. Section 6901, et seq.) as amended, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601, et seq.) as amended, the Clean Water Act (33 U.S.C. Section 1251, et seq.) as amended, or any other federal, state or local environmental law, ordinance, rule or regulation and (b) “Release” means releasing, spilling, leaking, pumping and pouring, admitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping.

Section 4.10 Contracts.

(a)    Schedule 4.10 sets forth a complete list of all Contracts, which constitute all of the contracts that are material to the business and operations of the Facility or that have terms that will continue following the Closing. At or prior to Closing, Sellers will deliver to the Buyer a true, correct and complete copy of each Contract, including any modifications thereto.

(b)    Except as set forth in Schedule 4.10(b), the Sellers are not in material breach of, or default under, any Contract and, to the knowledge of the Sellers, no event has occurred that, with notice or lapse of time would constitute such a breach or default or permit termination under such Contract.

(c)    Except as set forth in Schedule 4.10(c), to the knowledge of the Sellers, no other party to any Contract is in material breach thereof or default thereunder and, to the knowledge of the Sellers, no event has occurred that, with notice or lapse of time would constitute such a breach or default or permit termination, modification or acceleration under such Contract.

Section 4.11 Title to Assets. Except as set forth on Schedule 4.11, the Sellers have good and valid title to the Purchased Assets (other than the Health Center Assets). The Purchased Assets, including the Health Center Assets, are free and clear of all Liens, other than Permitted Liens.

Section 4.12 Permits. All permits, consents, licenses, certificates of need, approvals and authorizations from any Governmental Entity relating to the operation of the Facility are described in Schedule 4.12, and to Seller’s knowledge, such permits, consents, licenses, certificates of need, approvals and authorizations are sufficient to allow the Facility to be operated in its current fashion. Except as set forth on Schedule 4.12, (i) the Sellers are in compliance with the terms and conditions of any permit, consent, license, certificate of need, approval or authorization relating to the operation of the Retirement Center; (ii) to the knowledge of the Sellers after reasonable inquiry to the Health Center Operator, the Health Center Operator is in compliance with the terms and conditions of any permit, consent, license, certificate of need, approval or authorization relating to the operation of the Health Center; and (iii) during the past twelve (12) months, the Sellers have not (and, to the knowledge of Sellers after reasonable inquiry to the Health Center Operator, the Health Center Operator has not) received written notice of any violation of any permit, consent, license, certificate of need, approval or authorization relating to the operation of the Facility that remains uncured.

Section 4.13 Taxes.

(a)    Except as set forth on Schedule 4.13, (i) all Tax Returns required to be filed by the Code or by applicable state or local Tax laws with respect to the Purchased Assets for Pre-Closing Tax Periods have been timely filed or will be timely filed; and (ii) all Taxes due with respect to such Tax Returns have been paid in full or will be paid in full by the due date thereof.

(b)    The Sellers are not “foreign persons” within the meaning of Section 1445 of the Code.

Section 4.14 Employees. Schedule 4.14 sets forth the name, title and total compensation of each person employed at or leased to the Facility (the “Employees”), including all accrued (whether vested or unvested) vacation, personal time, time off, holiday or sick leave for such Employees; date of hire; wage rate; and benefits received by such Employees or pension or benefit plans in which such Employees participate. Except as set forth on Schedule 4.14, none of the Sellers is a party to any employment contract with any of the Employees.

Section 4.15 Financial Statements.

(a)    The Sellers have made available to the Buyer (i) the audited consolidated balance sheets of the Sellers at December 31, 2003 and December 31, 2004 and the related audited consolidated statements of income and cash flows for the fiscal years then ended (the “Audited Financial Statements”), and (ii) the Sellers’ unaudited consolidated balance sheet at June 30, 2005 (the “Interim Balance Sheet”) and the related unaudited statement of income for the six-month period then ended (the “Interim Financial Statements,” and together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements, (i) present fairly the financial condition and results of operations of the Sellers as of the dates thereof or for the periods covered thereby, and (ii) have been prepared in accordance with generally accepted accounting principles consistently applied, except (x) as set forth on Schedule 4.15 and (y) that the Interim Financial Statements are subject to normal recurring year-end adjustments (which will not be material in the aggregate) and do not contain all footnotes required under generally accepted accounting principles.

(b)    To the knowledge of Sellers, except as set forth on Schedule 4.15, there are no liabilities relating to the Retirement Center or the Purchased Assets, (other than the Health Center Assets) of a type required to be set forth on a balance sheet prepared in accordance with generally accepted accounting principles, except for liabilities accurately reflected or reserved against in the Interim Balance Sheet or the Health Center Interim Balance Sheet and liabilities incurred in the ordinary course of business of Sellers and the Health Center Operator since the date of the Interim Balance Sheet.

Section 4.16 No Brokers. Except for Rockwood Realty Associates, L.L.C. (whose fees and expenses will be the sole responsibility of the Sellers), no broker, finder, agent or similar intermediary has acted for or on behalf of the Sellers or any of their Affiliates in connection with this Agreement or the transactions contemplated by this Agreement, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement, arrangement or understanding with the Sellers or any of their Affiliates, or any action taken by the Sellers or any of their Affiliates.

Section 4.17 Employee Benefit Plans.

(a)    Except as set forth on Schedule 4.17, on or prior to the date hereof, Sellers and the Health Center Operator (including any entity required to be aggregated with Sellers or the Health Center Operator under Section 414 of the Code) have not sponsored, or participated in, a defined benefit pension plan (as defined in Section 3(35) of ERISA), nor have Sellers or the Health Center Operator (including any entity required to be aggregated with Sellers under

Section 414 of the Code) ever contributed to, or participated in, a multiemployer plan (as defined in Section 4001(a)(3) of ERISA).

(b)    Except as set forth on Schedule 4.17, with respect to the Facility’s Employees, neither Sellers or the Health Center Operator maintain, contribute to, or participate in, any benefit agreement, plan, arrangement or practice including any employee benefit plan as defined in Section 3(3) of ERISA (the “Plans”).

(c)    Except as set forth on Schedule 4.17, all of the Plans are in material compliance with all applicable laws, including the Code and ERISA.

Section 4.18 Insurance. Schedule 4.18 contains a true and complete list of all policies of property, fire, casualty, liability (general and professional), life, workers’ compensation, libel and slander, and other forms of insurance of any kind (except title insurance policies) relating to the Purchased Assets (other than the Excluded Assets) or the business and operations of the Facility and owned or held by Sellers as of August 17, 2005 (the “Sellers Insurance Policies”). All such policies are: (a) in full force and effect; and (b) valid, outstanding, and enforceable policies, and the policy holder is not in default in any material respect thereunder.

Section 4.19 Affiliated Transactions. Except as set forth on Schedule 4.19, (a) none of the Transferred Contracts has as a party thereto an Affiliate of Sellers, and (b) there are no and, during the immediately preceding two (2) years, there have been no other transactions or arrangements between Sellers and their Affiliates that were not entered into on arm’s length terms.

Section 4.20 Insolvency. Neither Seller is insolvent and each Seller has the ability to pay all of its debts as they come due, and further is not involved in, and is not contemplating, any bankruptcy, reorganization or insolvency proceeding of any kind.

Section 4.21 Absence of Changes.

(a)    Except as described on Schedule 4.21, since the date of the Interim Balance Sheet and the Health Center Interim Balance Sheet, as applicable, Sellers have, and, to Sellers’ knowledge after reasonable inquiry of the Health Center Operator, the Health Center Operator has, conducted the business and operations of the Facility in the ordinary course of business.

(b)    Since the date of the Interim Balance Sheet and the Health Center Interim Balance Sheet, as applicable, no event has occurred that could reasonably be deemed a Material Adverse Effect.

(c)    Except as described on Schedule 4.21, since August 17, 2005, the Sellers have not (i) taken any of the actions enumerated in Section 6.1(b) or (ii) failed to take any of the actions set forth in Section 6.1(c), other than the actions described in Sections 6.1(c)(vi) and (c)(vii).

Section 4.22 Trademarks, Etc. To Sellers’ knowledge, with respect to the conduct of the business of Sellers conducted at the Facility, except for the Masterpiece Living trademark and as set forth on Schedule 4.22, Sellers do not own or use any trademarks, trade names, copyrights or service marks, and with respect thereto, Sellers have not received any notice or claim of conflict with the asserted rights of others. To Sellers’ knowledge, except for payments required to be made pursuant to the Confidentiality and License Agreement, dated as of April 2, 2005, between Masterpiece Alliance Foundation, Inc. and Westport Holdings, Sellers are not required to pay any royalty, license fee or similar type of compensation in connection with the conduct of the business at the Facility.

Section 4.23 Health Center Financial Statements.

(a)    The Sellers have provided to the Buyer (i) the audited consolidated balance sheets of the Health Center Operator at December 31, 2003 and December 31, 2004 and the related audited consolidated statements of income and cash flows for the fiscal years then ended (the “Health Center Audited Financial Statements”), and (ii) the Health Center Operators’ unaudited consolidated balance sheet at December 31, 2005 (the “Health Center Interim Balance Sheet”) and the related unaudited statement of income for the twelve-month period then ended (the “Health Center Interim Financial Statements,” and together with the Audited Financial Statements, the “Health Center Financial Statements”). To the Sellers’ knowledge, the Health Center Financial Statements do not contain a misstatement or omission of financial information required to be set forth on a balance sheet or income statement prepared in accordance with generally accepted accounting principles consistently applied, except (x) as set forth on Schedule 4.23 and (y) that the Health Center Interim Financial Statements are subject to normal recurring year-end adjustments (which will not be material in the aggregate) and do not contain all footnotes required under generally accepted accounting principles. To the Sellers’ Knowledge, the Health Center Financial Statements have been prepared in accordance with the applicable provisions of the Health Center Agreements.

(b)    To the knowledge of Sellers after reasonable inquiry to the Health Center Operator, except as set forth on Schedule 4.23, there are no liabilities relating to the Health Center or the Purchased Assets relating to the Health Center of a type required to be set forth on a balance sheet prepared in accordance with generally accepted accounting principles, except for (i) liabilities accurately reflected or reserved against in the Health Center Interim Balance Sheet; and (ii) liabilities incurred in the ordinary course of business of the Health Center Operator since the date of the Health Center Interim Balance Sheet.

Section 4.24 Condition of the Facility. Sellers do not have any actual knowledge of any material defects to the physical structure of the Facility, ordinary wear and tear excepted.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

The Buyer hereby represents and warrants to the Sellers as follows:

Section 5.1 Organization of the Buyer. The Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

Section 5.2 Authority; Execution and Delivery; Enforceability. The Buyer has full limited liability company power and authority to execute this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated by this Agreement and the other transactions contemplated hereby and thereby. The Buyer has taken all limited liability company action required by its organizational documents to authorize the execution and delivery of this Agreement and the Ancillary Agreements to which it is a party and to authorize the consummation of the transactions contemplated by this Agreement and the other transactions contemplated hereby and thereby. The Buyer has duly executed and delivered this Agreement and prior to the Closing will have duly executed and delivered each Ancillary Agreement to which it is a party, and this Agreement constitutes, and each Ancillary Agreement to which it is a party will after the Closing constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms subject, as to enforcement, to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors’ rights generally and to general equitable principles (whether considered in an action at law or in equity).

Section 5.3 No Conflict or Violations, No Consents or Approvals Required. No Consent of, or registration, declaration or filing with any Governmental Entity is required to be obtained or made by or with respect to the Buyer in connection with the execution, delivery and performance of this Agreement, the Ancillary Agreements to which it is a party or the consummation of the transactions contemplated by this Agreement, other than the Buyer Regulatory Approvals. The execution and delivery by the Buyer of this Agreement do not, and each Ancillary Agreement to which it is a party will not, and the consummation of the transactions contemplated by this Agreement and such Ancillary Agreements will not, conflict with, or result in any breach of or constitute a default under, or result in the creation of any Lien upon any of the properties or assets of the Buyer under, or require Consent under any provision of (x) the Buyer’s organizational documents, as amended to date; (y) any contract to which the Buyer is a party or by which any of its properties or assets is bound; or (z) any judgment, order or decree, or statute, law, ordinance, rule or regulation applicable to the Buyer or any of its properties or assets, other than, in the case of clauses (y) and (z) above, any such items that would not reasonably be expected to have a material adverse effect on the ability of the Buyer to consummate the transactions contemplated by this Agreement (a “Buyer Material Adverse Effect”).

Section 5.4 Proceedings. There is not any (i) outstanding judgment, order or decree against the Buyer or any of its subsidiaries; (ii) suit, action or proceeding pending, or to the knowledge of the Buyer, threatened against the Buyer or any of its subsidiaries; or (iii) investigations by any Governmental Entity that are pending or threatened against the Buyer or any of its subsidiaries that, in any such case, would reasonably be expected to have a Buyer Material Adverse Effect.

Section 5.5 No Brokers. No broker, finder, agent or similar intermediary has acted for or on behalf of the Buyer in connection with this Agreement or the transactions contemplated by this Agreement, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or commission in connection therewith based on any agreement, arrangement or understanding with the Buyer or any action taken by the Buyer.

Section 5.6 Solvency.

(a)    The Buyer has preliminary non-binding financing arrangements that it believes will be sufficient to enable it to consummate the transactions contemplated by this Agreement. The financing required to consummate the transactions contemplated by this Agreement is referred to in this Agreement collectively as the “Financing.” The Buyer does not have any reason to believe that the Financing will not be available to the Buyer on a timely basis to consummate the transactions contemplated by this Agreement.

(b)    As of the Closing and immediately after consummating the transactions contemplated by this Agreement, the Buyer will not (i) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair value of its assets or because the present fair salable value of its assets will be less than the amount required to pay its probable liability on its debts as they become absolute and matured); (ii) have unreasonably small capital with which to engage in its business, including the operation of the Facility; or (iii) have incurred, or plan to incur, debts beyond its ability to repay such debts as they become absolute and matured.

Section 5.7 Disclosure.

(a)    The Buyer is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Buyer has such knowledge and experience in business and financial matters, and in particular retirement communities similar to the Facility, that it is able to evaluate the merits and risks of investment in the Facility and has sufficient income and net worth so that it is able to bear the economic risk of loss of its entire investment. The Buyer further acknowledges that it has had the opportunity to ask questions of the Sellers and their management and to examine such supplemental documentation as it deemed necessary to make an informed decision concerning its investment in the Facility. The Buyer has relied solely upon its own independent investigation and the Sellers’ representations in making its decision to acquire the Purchased Assets and the Assumed Liabilities.

(b)    Except for the representations and warranties specifically set forth in Article IV and except as otherwise provided herein, the Buyer acknowledges and agrees that any purchase of the Purchased Assets hereunder shall be “AS IS”, “WHERE IS”, and “WITH ALL FAULTS”. The Buyer further acknowledges that except for representations and warranties made by the Sellers in this Agreement, no representations or warranties have or will be made by the Sellers, their employees, agents or representatives, or relied upon by the Buyer as to the physical condition of the Real Property. The Buyer, at its sole cost and expense, will, prior to the expiration of the Investigation Period, make all such tests, investigations and studies as are necessary or desirable to determine the suitability of the Facility for the Buyer’s intended purpose. Following the expiration of the Investigation Period, the Buyer will be deemed to have satisfied itself with respect to the Real Property and accepted the Real Property in its “AS IS”, “WHERE IS”, condition, and “WITH ALL FAULTS” except for the representations and warranties specifically set forth in Article IV. For the purposes of this Agreement the “physical condition of the Real Property” shall mean the quality, nature and adequacy of the physical condition of the Real Property, including, without limitation, the quality of the design, labor and materials used to construct the Improvements included in the Real Property; the condition of structural elements, foundations, roofs, glass, mechanical, plumbing, electrical, HVAC, sewage, boilers, and utilities; the geology, flora fauna, soils, subsurface conditions, groundwater, landscaping, drainage and irrigation of or with respect to the Real Property; the location of the Real Property in or near any special taxing district, flood hazard zone, wetlands areas, protected habitat, geological fault or subsidence zone, hazardous waste disposal or clean-up site, or other special area; the existence, location or condition of ingress, egress, access, and parking; the condition of the personal property and any fixtures; and the presence of any asbestos or other Hazardous Substances, dangerous or toxic substance, material or waste in, on, or under or about the Real Property and the Improvements located thereon; or as to whether the physical condition of the Real Property complies with applicable zoning, building, health, safety, structural, mechanical and environmental and all other laws, codes and regulations.

(c)    The Buyer further acknowledges and agrees that, (i) other than the representations and warranties of the Sellers specifically contained in Article IV of this Agreement or in the Deed or the Ancillary Agreements, none of the Sellers, any of their Affiliates or any other person has made any representation or warranty (including, without limitation, as to merchantability, suitability or fitness for a particular purpose, or quality as to the Purchased Assets or as to the condition or workmanship thereof, or the absence of any defects therein, whether latent or patent) either expressed or implied (A) with respect to the Facility, Purchased Assets, Assumed Liabilities or transactions contemplated hereby, or (B) as to the accuracy or completeness of any information regarding the Facility, Purchased Assets, Assumed Liabilities or transactions contemplated hereby furnished or made available to the Buyer and its representatives. Without limiting the generality of the foregoing, the Buyer acknowledges and agrees that the Sellers do not make any representations or warranties relating to the maintenance, repair, condition, design, performance or marketability of any Purchased Asset, including merchantability or fitness for a particular purpose.

Section 5.8 No Knowledge of Misrepresentations or Omissions. The Buyer does not have any knowledge that any of the representations and warranties of the Sellers made in this Agreement are not true and correct in all material respects. The Buyer does not have any knowledge of any material errors in, or material omissions from, any Schedule to this Agreement.

ARTICLE VI

COVENANTS OF THE SELLERS AND THE BUYER

Section 6.1 Covenants Relating to Conduct of the Facility.

(a)    Ordinary Course of Business. Except for matters (i) expressly consented to by the Buyer after the date hereof in writing with specific reference to this Section 6.1 (which consent will not be unreasonably withheld or delayed), or (ii) otherwise specifically contemplated by the terms of this Agreement, from the date of this Agreement to the Closing Date, the Sellers shall (x) operate the Retirement Center in the ordinary course in a manner consistent with past practice and (y) exercise their respective rights under the Health Center Agreements in the ordinary course in a manner consistent with past practice.

(b)    Negative Covenants of Sellers. From the date hereof to the Closing Date, Sellers shall not, without the prior written consent of the Buyer with specific reference to this Section 6.1 (which consent shall be given or refused in Buyer’s sole and absolute discretion, provided that the Buyer’s failure to grant or withhold consent within five Business Days following the Sellers’ written request for consent shall be deemed a grant of consent by the Buyer):

(i)    sell, assign, lease or transfer any of the Purchased Assets, or remove any item of personal property from the Facility, except, in each case, for the purpose of repair or replacement or as otherwise in the ordinary course of business;

(ii)    enter into any new Lease or Contract (other than Life Care Contracts) or amend any existing Contract, except in the ordinary course of business, and if such new Lease or Contract or amendment shall have an individual value in excess of $25,000, it shall be terminable upon less than 90 days’ prior notice without cause and without payment of any fee or penalty;

(iii)    enter into any Life Care Contracts, except in the forms of Life Care Contracts approved by Buyer (as set forth on Schedule 6.1(b)(iii) and in accordance with the range of selling prices, entrance fee refunds and service fees set forth on Schedule 6.1(b)(iii) attached hereto);

(iv)    create, assume or permit to exist any Lien upon any of the Purchased Assets, except for Permitted Liens and Liens existing as of the date of this Agreement that will be discharged prior to or on the Closing Date;

(v)    waive any material right relating to the Facility or the Purchased Assets, except in the ordinary course of business;

(vi)    allow the levels of inventories, supplies and materials to vary materially from those customarily maintained, or defer delivery of any inventories, supplies or materials outside the ordinary course of business;

(vii)    intentionally omitted;

(viii)    defer any regularly scheduled maintenance or capital replacement items, including without limitation failing to use reasonable efforts to complete prior to the

Closing Date all of those items set forth on Schedule 6.1(b)(viii), or fail to repair or replace any emergency repair item; or

(ix)    waive or amend, or consent to the Health Center Operator’s failure to perform, any of the Health Center Operator’s obligations under the Health Center Agreements.

(c)    Affirmative Covenants of Sellers. From and after the date of this Agreement until the Closing Date, the Sellers shall:

(i)    use their respective commercially reasonable efforts to keep, or to cause to be kept, all Sellers Insurance Policies, or suitable replacements therefor, in full force and effect;

(ii)    preserve their existence and keep their business organization intact; maintain existing franchises and licenses relating to the Retirement Center and the operation thereof in accordance with this Agreement; pay when due all obligations and liabilities arising under the Transferred Contracts to which they are a party; and use commercially reasonable efforts to preserve for Buyer the relationships of the Retirement Center with suppliers, employees, residents and others with whom the Retirement Center has business relationships;

(iii)    maintain the Purchased Assets in a manner that is in compliance with all legal requirements and that is consistent with the Facility’s ordinary course of business;

(iv)    pay all of their liabilities as they come due;

(v)    pay and perform, in the ordinary course of business, obligations under the Transferred Contracts to which either of the Sellers is a party in accordance with the respective terms and conditions of such Transferred Contracts;

(vi)    within thirty (30) days following the end of each calendar month prior to the Closing Date, deliver to Buyer true and complete copies of the unaudited balance sheets and related unaudited statements of income of, or relating to, the Facility for the month then ended, together with the notes, if any, related thereto, which shall have been prepared from and in accordance with the books and records of the Facility in a manner consistent with the Interim Financial Statements and the Interim Health Center Financial Statements, and which shall fairly present the financial position and results of operations of the Facility as of the date and for the period indicated. All liabilities of the Sellers, the Health Center Operator or the Facility will be accurately reflected or reserved against in such monthly balance sheets, except for liabilities incurred in the ordinary course of business of the Facility and in accordance with the provisions of this Agreement since the date of such financial statements. In connection with the delivery of such financial statements, Seller also shall deliver true and complete copies of the adjusted trial balances used to prepare such financial statements;

(vii)    within thirty (30) days following the end of each calendar month prior to the Closing Date, and as of the Closing Date, deliver to Buyer updated Schedules 2.1(a)(v), 4.8(a), 4.8(c) and 4.8(d);

(viii)    promptly notify the Buyer of any fact or condition that (i) causes or constitutes a breach of Sellers’ representations, warranties or covenants under this Agreement; or (ii) would reasonably be likely to cause such a breach; and

(ix)    cause to be removed, at or prior to the Closing Date, those Liens on the Purchased Assets that do not constitute Permitted Exceptions.

(x)    UST Closure Documentation. The Sellers shall use their reasonable best efforts to provide to the Buyer prior to the Closing documentation satisfactory to Buyer confirming the appropriate closure in accordance with applicable law relating to the removal of two underground storage tanks from the Land in 1993.

(d)    Notwithstanding anything to the contrary contained in this Article VI, the obligations of the Sellers with respect to the operations of the Health Center and the Purchased Assets that relate to the Health Center shall be limited to the enforcement of its rights under the Health Center Agreements. Any action or omission by the Health Center Operator that is inconsistent with the provisions of this Article VI shall promptly be disclosed to Buyer, but shall not constitute a breach or default of the Sellers’ obligations under this Article VI unless the Sellers allowed, permitted, approved or consented to such action or omission.

(e)    Notwithstanding anything to the contrary contained in this Article VI, the Sellers may terminate or fail to renew, in accordance with its terms, any contract identified by Buyer as requiring a Required Consent if Sellers have used commercially reasonably efforts to obtain the Required Consent and have not received the Required Consent within thirty (30) days following the Sellers’ request.

Section 6.2 Access to Information. The Sellers shall, and shall cause their Affiliates to, afford to the Buyer and its accountants, counsel and other representatives full access, upon reasonable prior notice during normal business hours during the period prior to the Closing, to the personnel, properties, books, Contracts, commitments and records relating to the Facility (other than the Excluded Assets); provided, however, that such access does not unreasonably disrupt the normal operations of the Sellers or any of their Affiliates relating to the Facility. Sellers shall notify the Buyer in writing of any material adverse change in the financial position or earnings of the Facility after the date hereof and prior to the Closing Date and any unexpected emergency or other unanticipated material adverse change in the business of the Facility and of any governmental complaints, investigations, inspections or adjudicatory proceedings (or communications indicating that the same may be contemplated) (including providing copies of such complaints or reports of investigations, inspections or proceedings), and shall keep Buyer fully informed of such events and permit Buyer’s representatives to participate in all discussions relating thereto.

In addition, within five (5) days prior to Closing, Sellers shall complete an inventory of all items of furniture, fixtures, equipment and other assets described in Section 2.1(a)(v) (excluding those that are insignificant), which shall be in form and scope reasonably satisfactory to Buyer.

In addition, Sellers shall use their commercially reasonable best efforts to cause the Health Center Operator to reasonably cooperate with Buyer during the period prior to the Closing and to provide Buyer with copies of all documents that the Health Center Operator is required to provide to Sellers (or any of Sellers’ lenders) pursuant to the terms of the Health Center Agreements and any other information reasonably requested by the Buyer with respect to the operation of the Health Center or the Health Center Assets. Nothing contained in this Section 6.2 shall obligate the Sellers to breach any duty of confidentiality owed to any person whether such duty arises contractually, statutorily or otherwise.

Section 6.3 Confidentiality. The Buyer acknowledges and confirms that the information being provided to it in connection with the transactions contemplated by this Agreement is subject to the terms of a confidentiality agreement between the Buyer and Rockwood Realty Associates, L.L.C. (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference. Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate with respect to information relating solely to the Facility; provided, however, that Buyer further acknowledges and confirms that any and all other information provided to it by the Sellers or their representatives concerning the Sellers and their Affiliates shall remain subject to the terms and conditions of the Confidentiality Agreement after the Closing Date.

Section 6.4 Best Efforts.

(a)    On the terms and subject to the conditions of this Agreement, each of the Sellers and the Buyer shall use its reasonable best efforts to cause the Closing to occur, including taking all reasonable actions necessary to comply promptly with all legal requirements that may be imposed on it or any of their Affiliates with respect to the Closing.

(b)    Without limiting the generality of the foregoing, the Buyer agrees: (i) to prepare and submit applications required to obtain the Buyer Regulatory Approvals to the applicable Governmental Entities within ten (10) days after the date of this Agreement (the “Application Date”), (ii) to use its good faith efforts (not including the payment of any money other than routine application fees and the like) to receive confirmation from the Florida Office of Insurance Regulation that the Buyer’s application (or the application of Buyer’s manager, lessee or other designee) pursuant to Chapter 651, Florida Statutes is complete (the “Application Completion Notice”) no later than April 30, 2006 (the “Chapter 651 Application Completion Date”), and (iii) to use its good faith efforts (not including the payment of any money other than routine application fees and the like) to obtain the Buyer Regulatory Approvals by July 1, 2006 (the “Approval Date”). To the extent there is any existing violation at the Facility that must be corrected in order for Buyer to obtain the Buyer Regulatory Approvals, Sellers must make any such corrections at their sole cost and expense, provided that the Sellers shall have the right to terminate the Agreement in the event that the estimated costs and expenses to correct any such violations exceed more than $250,000 and the Buyer does not agree to pay the amount in excess of $250,000. The Buyer has no knowledge of any pending or threatened governmental actions which would prohibit or delay it from obtaining such approvals. The Buyer shall promptly notify the Sellers upon the receipt or delay in receipt of any Buyer Regulatory Approvals.

Section 6.5 Employment Matters.

(a)    Offers of Employment. The Buyer’s Manager shall extend offers of employment to all of the employees of the Sellers, the Health Center Operator or any of their Affiliates that are working at the Facility and that are subject to the Collective Bargaining Agreements (“CBA Employees”) pursuant to the terms and provisions of the new collective bargaining agreement attached hereto as Exhibit D (the “New CBA”). The Buyer’s Manager shall extend offers of employment to substantially all of the employees of the Sellers, the Health Center Operator or any of their Affiliates that are working at or leased to the Facility and that are not subject to the Collective Bargaining Agreements (the “Non-CBA Employees”, and together with the CBA Employees, the “Eligible Employees”) which offers shall be subject to post-closing background checks, pre-closing drug testing, license verifications and, in the case of Non-CBA Employees, customary and reasonable employment policies. Buyer’s Manager shall extend offers of employment to and retain at least that number of employees as shall be necessary for Sellers to avoid liability under the WARN Act. All such offers made to Non-CBA Employees will be on an “at will” basis, and at substantially the same salary or wage level, bonus opportunity, benefits and conditions of employment. The Sellers shall terminate the employment of all Eligible Employees who accept the Buyer’s Manager offer of employment (each Eligible Employee accepting the Buyer’s manager and/or lessee’s offer of employment being hereinafter referred to as a “Transferred Employee”) immediately prior to the Closing Date, and Sellers shall pay all compensation due to the Transferred Employees prior to the Closing Date, including all salaries, wages, unemployment taxes, FICA taxes and withholding taxes, but excluding all accrued (vested or unvested) vacation, personal time, time-off, holiday or sick leave for the Transferred Employees to the extent that Buyer has received a credit therefor against the Purchase Price pursuant to Section 2.6(b). Sellers shall be responsible for all severance liability, if any, for those employees that are not Transferred Employees and those Transferred Employees that fail, or do not receive satisfactory, post-closing background checks, drug tests or license verifications.

(b)    Multiemployer Pension Plans. Intentionally omitted.

(c)    Buyer’s Manager or Lessee. All of the parties hereto hereby acknowledge that Buyer shall not assume any responsibility for, or any obligations or liabilities relating to, the Transferred Employees, or under any employment agreements or arrangements, and, except as specifically provided in Section 2.2(vi), such obligations and liabilities shall not be deemed to be part of the Assumed Liabilities. All obligations to the Transferred Employees after the Closing Date, including any obligations included as part of the Assumed Liabilities under Section 2.2(vi) and any obligations under Section 6.5(a), shall be assigned to, and assumed and subject to indemnification by Buyer’s Manager. American Retirement Corporation (“ARC”) has guaranteed the obligations of ARC Bradenton Management, Inc., ARC’s wholly-owned subsidiary, under this Agreement, pursuant to a Guaranty attached hereto as Exhibit E. To the extent that the obligations under Section 6.5(a) and the Assumed Liabilities under 2.2(vi) have been so assumed by Buyer’s Manager and guaranteed by ARC, the Buyer shall have no responsibility, liability or obligation therefor.

Section 6.6 Notice of Breach. From the date hereof through the Closing Date, if any party obtains knowledge of any material fact that causes such party to reasonably believe that any of the representations, warranties or covenants of the other party(ies) set forth in this Agreement are untrue or inaccurate in any respect, then such party shall inform the other party(ies) of such fact promptly after obtaining knowledge thereof. Notwithstanding the foregoing, the failure by any party to provide any such notice shall not relieve the other party(ies) from, or serve as the basis of a defense in respect of, the breach of the representation, warranty or covenant at issue.

Section 6.7 Updating Schedules. Sellers will promptly supplement or amend the various Schedules to this Agreement to reflect any fact or condition that causes or constitutes a breach of any of Sellers’ representations, warranties and covenants in this Agreement. In addition, within ten (10) days (or the applicable time period set forth in Section 6.1) following the end of each calendar month prior to the Closing Date and as of the Closing Date, Sellers will deliver to Buyer supplements or amendments to the Schedules to this Agreement to reflect events and circumstances that occur between the date of this Agreement and Closing in compliance with the terms and provisions of this Agreement, which, if existing, occurring or known on the date of this Agreement, would have been required to be set forth or described in such Schedules or which are necessary to correct any information in such Schedules which has been rendered inaccurate by such events and circumstances. Any such supplement or amendment to the Schedules to this Agreement shall not affect any rights of Buyer under Articles VII, VIII or XI (except to the extent specifically set forth in Section 7.5).

Section 6.8 HIPAA Cooperation. Each party agrees to cooperate with the other so as to allow compliance with the applicable sections of HIPAA in responding to individuals regarding their rights under HIPAA, including, but not limited to, responding to individuals’ requests for (i) access to protected health information (“PHI”) under 45 C.F.R. § 164.524; (ii) amendments to PHI under 45 C.F.R. § 164.526; and (iii) accountings of disclosures of PHI under 45 C.F.R. § 164.528.

Section 6.9 Non-Solicitation Agreement. From and after the date of execution and delivery of this Agreement by Sellers until the earlier of the termination of this Agreement or July 1, 2006, Sellers will not (and will not permit any Affiliate or any other person acting for or on behalf of Sellers or of any Affiliate thereof), without the prior written consent of Buyer: (i) offer for sale the Facility or the Purchased Assets (or any portion thereof) or any ownership interest of any entity owning any of the Facility or the Purchased Assets; (ii) solicit offers to buy all or any portion of the Facility or the Purchased Assets or any ownership interest of any entity owning any of the Facility or the Purchased Assets; (iii) hold discussions with any party (other than Buyer) looking toward such an offer or solicitation or looking toward a merger, business combination or consolidation of any entity owning any of the Facility or the Purchased Assets; (iv) enter into any agreement with any party (other than Buyer) with respect to the sale or other disposition of the Facility or the Purchased Assets (or any portion thereof) or any ownership interest in any entity owning any of the Facility or the Purchased Assets or with respect to any merger, consolidation, business combination or similar transaction involving any entity owning any of the Facility or the Purchased Assets; or (v) furnish or cause to be furnished any information with respect to Sellers, the Facility or the Purchased Assets to any Person that Sellers or such Affiliate or any such Person acting for or on their behalf knows or has reason to believe is in the process of considering any such acquisition, merger, consolidation, combination, reorganization or similar transaction. If Sellers or any such Affiliate or any such Person acting on their behalf receives from any Person (other than Buyer or a representative thereof) any offer, inquiry or information request referred to above, it will promptly advise such Person, in writing, of the terms of this Section 6.9.

Section 6.10 ERISA Certifications. Sellers will execute certifications or add other provisions to the documents necessary for Prudential and the Buyer to determine that Prudential and the Buyer’s ownership will not cause a violation of ERISA requirements, to the extent provided below. On or before the date which is ten (10) Business Days prior to Closing, Buyer will provide to Sellers the form (or forms) of ERISA certifications and/or provisions which Buyer and Prudential will require Sellers to execute and deliver, at Closing, as a condition to Closing. On or before seven (7) Business Days prior to Closing, Sellers will notify Buyer, in writing, of any objections Sellers may have to the form(s) of the certifications and/or provisions submitted; provided, however, that Sellers will not object to any such form(s) to the extent they merely require Sellers to make truthful factual representations. To the extent Sellers do not make valid objections to the submitted form(s) by the required date, Sellers will be obligated, as a condition to Closing, to execute and deliver, at Closing, any or all of the submitted ERISA certifications or provisions required by Buyer. If Sellers make valid objections to the submitted form(s), Sellers will be obligated, as a condition to Closing, to execute and deliver the submitted certifications or provisions, modified appropriately to meet Sellers valid objections. The parties hereto hereby acknowledge that the Sellers shall have no liability whatsoever to Prudential or the Buyer in the event of any violation of ERISA by Prudential or the Buyer, except to the extent that the violation arises out of the facts contained in any false statement made by Sellers in such ERISA certifications.

Section 6.11 Office of Insurance Regulation Approval. In the event that Buyer and Sellers mutually agree to proceed with the Closing (or Buyer elects in its sole discretion to proceed with Closing as set forth in the second sentence of this Section 6.11) prior to Buyer obtaining a certificate of authority from the Florida Office of Insurance Regulation to operate the Facility as a life care facility, Sellers and Buyer both hereby acknowledge and agree that the Acquisition will not become “final” until such time as Buyer is actually issued such a certificate of authority. If the Florida Office of Insurance Regulation ultimately refuses to issue the certificate of authority to Buyer, the Health Center Assignee shall continue to operate the Health Center pursuant to agreements mutually satisfactory to Sellers and the Health Center Assignee for such interim period of time beginning as of the date of such refusal and continuing for so long as may be reasonably necessary for Sellers to find a replacement operator for the Health Center. The Health Center Assignee shall receive no compensation for such interim services, but shall not be required to pay or incur any cost or expense relating to the operation of the Health Center for such interim period. The Health Center Assignee shall remit to Sellers all revenues (net of expenses of operation) relating to the operation of the Health Center during such interim period.

Section 6.12 Health Center Notification. Within five (5) days of signing this Agreement, Sellers shall give notice to the Health Center Operator that Sellers are terminating the Health Center Lease to be effective as of the Closing Date. Prior to the end of the Investigation Period, the Sellers shall provide the Buyer with a copy of a proposed agreement to be entered into between the Sellers and the Health Center Operator providing for the termination of the Health Center Agreements. The Sellers shall permit the Buyer a reasonable opportunity to review and comment on such materials prior to the Sellers’ circulation of the same to the Health Center Operator. The Sellers will act reasonably in considering any comments that may be timely provided by the Buyer and its counsel with respect to such agreement prior to the Sellers’ circulation of the same to the Health Center Operator. Prior to the Closing, the Sellers shall use their reasonable best efforts to obtain estoppel certifications from (i) the trustee(s) of the Freedom Village Master Trusts and (ii) the Health Center Operator, both in form, scope and substance reasonably acceptable to the Buyer.

Section 6.13 CIH Remediation. The Sellers have retained Environmental Safety Consultants, Inc., as a Certified Industrial Hygienist (the “Approved CIH”) to develop a comprehensive mold remediation protocol for the Facility. Such mold remediation protocol, as amended by an addendum delivered to the Buyer prior to the date hereof, is referred to herein as the “Remediation Plan.” The Sellers shall use their reasonable best efforts, at their sole cost and expense, to continue to (i) remediate any mold contamination in accordance with the Remediation Plan; (ii) repair or replace any ceiling tile, sheetrock, wallboard or similar building material as may be necessary to restore a remediated area of the Facility to its condition prior to such remediation; and (iii) clean certain components of the HVAC system in accordance with the Remediation Plan (collectively, the “Remediation”), all prior to the date that is sixty (60) days after the date hereof. In addition, the Sellers shall use their reasonable commercial efforts to continue to remediate any reasonably obvious or known source of water intrusion at the Facility which caused, or may have caused, any mold colonization requiring the aforementioned remediation. Notwithstanding the foregoing, the Sellers shall not be required to repair, replace or upgrade any HVAC systems. At least five (5) business days prior to Closing, Sellers shall provide a written certification (the “CIH Certificate”) from the Approved CIH that the Mold Remediation work has been completed in accordance with the Remediation Plan. Sellers agree to permit Professional Service Industries (“PSI”) and Buyer to monitor the course of the Remediation and periodically perform additional testing procedures. Within four (4) Business Days following delivery of the CIH Certificate, PSI shall reasonably and in good faith either (i) confirm in writing its agreement with the CIH Certificate or (ii) provide a written report setting forth in reasonable detail the ways in which the Remediation has not been completed in accordance with the Remediation Plan (such report, a “Remediation Deficiency Notice”). In the event that the Sellers timely receive a Remediation Deficiency Notice, the Sellers shall use their reasonable best efforts to cure such deficiency in a timely manner.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.1 Conditions to Each Party’s Obligation. The obligation of the Buyer to purchase and pay for the Purchased Assets and the obligation of the Sellers to sell, transfer, assign and deliver the Purchased Assets to the Buyer is subject to the satisfaction (or waiver by the Buyer and the Sellers) on or prior to the Closing Date of the following conditions:

(a)    Master Trust Consent. The Sellers and the Buyer shall have such consents as are required pursuant to or under the Freedom Village Master Trust Agreement, as amended to date, for the transactions contemplated by this Agreement, including, but not limited to, an estoppel certificate executed by the trustee(s) of the Freedom Village Master Trusts, in form and substance reasonably acceptable to Buyer.

(b)    Certain Buyer Regulatory Approvals. The Buyer shall have received the AHCA Assurances.

(c)    No Injunctions or Restraints. No applicable law, ordinance, rule, regulation or injunction enacted, entered, promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect.

Section 7.2 Conditions to Obligation of the Buyer. The obligation of the Buyer to purchase and pay for the Purchased Assets is subject to the satisfaction (or waiver by the Buyer) on or prior to the Closing Date of the following additional conditions:

(a)    Representations and Warranties (No Materiality Qualification). The representations and warranties of the Sellers in this Agreement that do not contain a materiality qualification of any kind shall be true and correct in all material respects as of August 17, 2005 and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects, on and as of such earlier date, and as of the Closing Date), subject to any matters that are permitted to occur pursuant to the provisions of this Agreement.

(b)    Representations and Warranties (Materiality). The representations and warranties of the Sellers in this Agreement that contain a materiality qualification of any kind shall be true and correct in all respects as of August 17, 2005 and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all respects, on and as of such earlier date, and as of the Closing Date), subject to any matters that are permitted to occur pursuant to the provisions of this Agreement.

(c)    Performance of Obligations of the Sellers. The Sellers shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by the Sellers by the time of the Closing.

(d)    Title Insurance. The Buyer shall have received a title insurance commitment (the “Title Commitment”) from the title company (the “Title Company”) chosen by Sellers and reasonably acceptable to Buyer committing to issue to the Buyer, at Closing, an Owner’s Title Policy (on the latest standard ALTA Form B) in an amount equal to the amount allocated to the Real Property pursuant to Section 2.4(d), at promulgated rates and without additional premium, insuring that the Buyer has good and marketable title to the Real Property in fee simple, free and clear of Liens, except for Permitted Exceptions (as described below). Sellers shall cause the Title Commitment, together with legible copies of all documents referred to therein, to be provided to Buyer on or before ten (10) days after the date of this Agreement. Buyer shall obtain, at Buyer’s expense, a current and accurate survey (“Survey”) of the Real Property (Sellers will deliver to Buyer, as part of the due diligence materials, Sellers’ most recent survey of the Real Property). If the Title Commitment notes, or the Survey shows, any Lien or encumbrance which the Buyer in its sole discretion is not willing to waive, the Buyer shall give notice of such fact in writing to the Sellers not later than five (5) Business Days prior to the end of the Investigation Period (“Objection Notice”). Upon receipt of the Objection Notice, Sellers shall notify Buyer, in writing (“Response Notice”), which of the matters set forth in Buyer’s Objection Notice will be cured by Sellers at or prior to Closing. Sellers shall be obligated to cure any Lien which is a mortgage, security interest or other lien which can be satisfied with the payment of money and which was created by the act or omission of Sellers (“Monetary Liens”), other than mortgages, security interests or other liens relating to the Freedom Village Master Trusts that are of public record or previously provided to Buyer. Otherwise, Sellers shall not be obligated to cure any matters set forth in Buyer’s Objection Notice. However, if Sellers’ Response Notice informs Buyer that Sellers will cure and remove certain matters described in Buyer’s Objection Notice then, as a condition to Closing, Sellers shall be obligated to cure the matters described in Sellers’ Response Notice, as well as any Monetary Liens. All matters shown in the Title Commitment and on the Survey to which Buyer does not object in Buyer’s Objection Notice or to which Buyer does object in its Objection Notice but which Sellers are not obligated to and elect not to cure are referred to collectively herein as the “Permitted Exceptions”. At Closing, if Sellers are not able to cure all Monetary Liens and any matters which Sellers, in the Response Notice, agree to cure, Buyer may elect either (i) to terminate this Agreement and receive a full refund of the Earnest Money Deposit, or (ii) to proceed with the Closing and receive a credit against the Purchase Price in the amount necessary to cure and remove all Monetary Liens and all matters which, in the Response Notice, Sellers agree to cure. Notwithstanding anything to the contrary contained in this Agreement, nothing herein shall be deemed to be a waiver by the Buyer of any title objections which appear subsequent to the effective date of Buyer’s Title Commitment, so long as the Sellers are given notice of such subsequent objections within ten (10) days after the Buyer is made aware of them, and the Buyer shall have the same obligations with respect to any such new objections as provided above in this Section 7.2(d). Upon receipt of notice from Buyer of any such new title objections, Sellers must again provide a Response Notice within two (2) business days thereafter and Sellers shall be obligated, as a condition to Closing, to cure any Monetary Liens and any such new objections which Sellers commit to cure in the new Response Notice. If there are any such new matters which Sellers, in their new Response Notice, do not commit to cure, Buyer may elect to terminate this Agreement within two (2) Business Days of the new Response Notice and receive a full refund of the Earnest Money Deposit. If Buyer does not elect to terminate, the newly discovered title objections which Sellers are not obligated cure, and do not elect to cure, shall become Permitted Exceptions. It shall be a condition to Buyer’s obligation to proceed with the Closing that Sellers’ shall have cured all Monetary Liens and all other matters which Sellers’ have committed to cure in any Response Notice.

(e)    Buyer Regulatory Approvals. The Buyer shall have received the Buyer Regulatory Approvals.

(f)    No Material Adverse Effect. No Material Adverse Effect (other than a condemnation, fire or other casualty event described in Article IX) shall have occurred following the date hereof and no event that would reasonably be expected to result in a Material Adverse Effect shall have occurred following the date hereof.

(g)    Termination of Health Center Agreements; Acquisition of Health Center Assets.

(i)    The Health Center Agreements shall have been terminated in their entirety pursuant to a written instrument executed by the Health Center Operator effective as of the Closing Date, except for the Health Center Agreement Indemnities which shall survive in accordance with their terms.

(ii)    The Buyer (or, if applicable, the Health Center Assignee) shall have acquired the Health Center Assets pursuant to the provisions of Section 8.5 of the Health Center Lease, and the Sellers shall have assigned to the Buyer (or, if applicable, the Health Center Assignee), directly or indirectly, all of the Sellers’ rights (but not their obligations) under said Section 8.5 of the Health Center Lease, all without the payment of any consideration of any type, kind or nature payable by the Buyer (including without limitation any consideration payable to the Health Center Operator under said Section 8.5 or Section 33.2 of the Health Center Lease).

(h)    ERISA. Prudential and the Buyer shall be satisfied that their ownership interests in the Property, in the agreed form, will not cause a violation of ERISA requirements and Sellers shall have executed and delivered certifications and documents, in the forms submitted by Buyer in accordance with the provisions of Section 6.10 above.

(i)    Management Agreements. All management agreements of the Sellers or the Health Center Operator in effect at the Facility shall be terminated as of the Closing Date.

(j)    Mold Remediation. The Remediation Completion Date shall have occurred.

Section 7.3 Conditions to Obligation of the Sellers. The obligation of the Sellers to sell, transfer, assign and deliver the Purchased Assets is subject to the satisfaction (or waiver by the Sellers) on or prior to the Closing Date of the following additional conditions:

(a)    Representations and Warranties. The representations and warranties of the Buyer made in this Agreement shall be true and correct in all material respects, as of the date hereof and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects, on and as of such earlier date).

(b)    Performance of Obligations of the Buyer. The Buyer shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by the Buyer by the time of the Closing.

(c)    ARC Guaranty. ARC shall have executed and delivered to the Sellers the ARC Guaranty.

(d)    Buyer’s Manager Assumption Agreement. The Buyer’s Manager shall have executed and delivered to the Sellers an assumption agreement reasonably satisfactory to the Sellers with respect to the employee matters being assumed by the Buyer’s Manager pursuant to Section 6.5.

Section 7.4 Frustration of Closing Conditions. Neither the Buyer nor the Sellers may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such party’s failure to act in good faith or to use reasonable efforts to cause the Closing to occur, as required by Section 6.4.

Section 7.5 Effect of Certain Waivers of Closing Conditions. If prior to the Closing any party (the “receiving party”) receives a Notice of Material Breach (as hereinafter defined), then such receiving party may either (i) waive in writing any condition in Article VII applicable to the breach specified in such Notice of Material Breach and elect in its discretion to proceed with the Closing, or (ii) exercise its rights under the applicable provisions of Article VIII of this Agreement. In the event that the receiving party elects in its discretion to waive the applicable condition and proceed with the Closing as specified in clause (i) above, and if the breach so specified in the Notice of Material Breach was not, directly or indirectly, the result of any violation of any covenant in this Agreement by the breaching party, then the receiving party and its Affiliates shall not be entitled following the Closing to be indemnified pursuant to Article XI, to sue for damages or to assert any other right or remedy for any losses arising from the breach specifically identified in such Notice of Material Breach. As used herein, “Notice of Material Breach” shall mean a written notice from any party (the “breaching party”) to the other party(ies) hereto that the breaching party has breached a representation or warranty in this Agreement as a result of matters, facts, or circumstances first arising after the date of this Agreement, which notice shall specify in detail the nature, scope, extent, circumstances and facts underlying such material breach, and shall expressly acknowledge that such material breach has caused one or more of the conditions set forth in Article VII not to be satisfied.

ARTICLE VIII

TERMINATION; EFFECT OF TERMINATION

Section 8.1 Termination.

(a)    Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the transactions contemplated by this Agreement and the other transactions contemplated by this Agreement abandoned at any time prior to the Closing:

(i)    by mutual written consent of the Sellers and the Buyer;

(ii)    by the Sellers, upon written notice to the Buyer, upon a material breach of this Agreement by the Buyer (subject to the right of the Buyer to cure the breach of any of its covenants, as opposed to its representations or warranties, as provided in Section 8.1(b) hereof);

(iii)    by the Buyer, upon written notice to the Sellers, upon a material breach of this Agreement by the Sellers (subject to the right of the Sellers to cure the breach of any of their covenants, as opposed to their representations or warranties, as provided in Section 8.1(b) hereof);

(iv)    by the Sellers or the Buyer, if any suit, action or proceeding is commenced or threatened by any Governmental Entity or other person directed against the consummation of the Closing or any other material transaction contemplated under this Agreement and either the Sellers or the Buyer, as the case may be, reasonably and in good faith deems it impractical or inadvisable to proceed in view of such suit, action, proceeding or threat thereof;

(v)    by the Sellers, if the Buyer has not submitted applications required to obtain the Buyer Regulatory Approvals to the applicable Governmental Entities on or before the Application Date;

(vi)    by the Buyers or the Sellers, if the Buyer has not obtained the Buyer Regulatory Approvals by the Approval Date (provided that Buyer may, in its sole and absolute discretion, on or before the Approval Date, waive the condition set forth in Section 7.2(e), except to the extent that it applies to the AHCA Assurances, in which event Sellers shall have no right of termination pursuant to this Section 8.1(vi));

(vii)    by the Buyer or the Sellers, if the Closing Date has not occurred by August 1, 2006; or

(viii)    pursuant to the terms of Sections 2.5 (Investigation Period), 6.4(b) (Best Efforts), 7.2(d) (Title Insurance) or Article IX (Risk of Loss);

provided, however, that the party seeking termination pursuant to clauses (ii), (iii), (iv) or (vii) is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

(b)    If either party believes the other to be in default of any of its covenants hereunder, the non-defaulting party shall provide the defaulting party with notice specifying in reasonable detail the nature of such default. Subject to the provisions of this Agreement, if such default has not been cured by the earlier of: (a) the Closing Date, or (b) thirty (30) days after delivery of such notice, then the party giving such notice may (x) terminate this Agreement or (y) extend the Closing Date for a period not to exceed 90 days.

(c)    If this Agreement is terminated in accordance with this Section 8.1, other than pursuant to Section 8.1(a)(ii), the Buyer and the Sellers shall instruct the Escrow Agent to disburse all amounts held by the Escrow Agent, subject to and in accordance with, the terms of the Earnest Money Deposit Escrow Agreement, including any interest or other proceeds from the investment of funds held by the Escrow Agent, to the Buyer. Notwithstanding anything in this Section 8.1 to the contrary, if Buyer has performed or is in a position to and is willing to tender performance of all of its obligations under this Agreement and Sellers have breached any of the covenants or agreements to be performed by them under this Agreement, Buyer may elect (i) if such covenants and agreements are capable of being performed by Sellers, instead of terminating this Agreement pursuant to this Section 8.1, to sue Sellers for specific performance and cause this Agreement to remain in effect, or (ii) if Buyer has the right to terminate this Agreement pursuant to this Section 8.1 as a consequence of Sellers’ breach, to terminate this Agreement, receive a refund of the Earnest Money Deposit and all interest or other proceeds from the investment of funds held by the Escrow Agent and to sue the Sellers for damages arising from the Sellers’ breach.

(d)    If this Agreement is terminated by the Sellers pursuant to Section 8.1(a)(ii), then the Sellers and the Buyer shall instruct the Escrow Agent to disburse all amounts held by the Escrow Agent, subject to and in accordance with, the terms of the Earnest Money Deposit Escrow Agreement, including any interest or other proceeds from the investment of funds held by the Escrow Agent, to the Sellers.

Section 8.2 The Sellers’ Remedies Exclusive. If this Agreement is terminated by the Sellers and Section 8.1(d) applies, then the payment to the Sellers pursuant to Section 8.1(d) shall constitute liquidated damages and shall constitute full payment and the exclusive remedy for any damages suffered by the Sellers. The Sellers and the Buyer agree in advance that actual damages would be difficult to ascertain and that the amount of the payment to be made to the Sellers pursuant to Section 8.1(d) is a fair and equitable amount to reimburse the Sellers for damages sustained due to the Buyer’s breach of this Agreement.

Section 8.3 Obligations upon Termination.

(a)    If the transactions contemplated by this Agreement are terminated as provided herein:

(i)    the Buyer shall, and shall cause each of its directors, officers, employees, agents, representatives and advisors to, return to the Sellers, or certify the destruction of, all documents and other material received from the Sellers or any of their Affiliates relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof; and

(ii)    all confidential information received by the Buyer, its directors, officers, employees, agents, representatives or advisors with respect to the Facility shall be treated in accordance with the terms of the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.

Section 8.4 Effect of Termination. If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in Section 8.1, this Agreement shall become null and void and of no further force and effect, except for the provisions of (a) Section 6.3 relating to the obligation of the Buyer to keep confidential certain information and data obtained by it from the Sellers or the Sellers’ representatives; (b) Article VIII; and (c) Article XII.

Section 8.5 Time of the Essence. Time shall be of the essence in this Agreement.

ARTICLE IX

RISK OF LOSS

Section 9.1 Risk of Loss. Subject to the provisions of this Article IX, the Sellers shall bear the risk of loss with respect to the Purchased Assets until the Closing. Risk of Loss shall pass to the Buyer as of 12:01 a.m. on the Closing Date.

Section 9.2 Condemnation.

(a)    If all or any portion of the Facility shall be subject to a “Taking” (as that phrase is defined below) between the date of this Agreement and the Closing Date, the rights of the parties shall be as follows:

(i)    If such Taking will in Buyer’s reasonable judgment be expected to have a Material Adverse Effect, the Buyer may terminate its obligations under this Agreement to purchase the Purchased Assets by written notice to the Sellers within ten (10) days after the Sellers have given the Buyer notice of such Taking, or on the Closing Date, whichever is earlier. If the Buyer exercises its option to terminate its obligations to purchase the Purchased Assets pursuant to this Section 9.2(a)(i), the Earnest Money Deposit shall be promptly returned to the Buyer and the parties hereto shall be released from all further obligations hereunder, except those which expressly survive a termination of this Agreement.

(ii)    If such Taking will not in Buyer’s reasonable judgment be expected to have a Material Adverse Effect or the Buyer does not elect to terminate its obligations to purchase the Facility, the Buyer shall take an assignment of the Sellers’ interest in any condemnation award which may be payable to the Sellers on account of such Taking and shall close without reduction in the Purchase Price or change in any other term of this Agreement.

(b)    The Sellers agree to promptly furnish the Buyer with written notice of any Taking or proposed Taking.

(c)    “Taking” is hereby defined to mean a taking or acquisition by a Governmental Entity for any public or quasi-public use, reason or purpose under any power of eminent domain or condemnation.

Section 9.3 Fire or Other Casualty.

(a)    In the event of damage to the Facility by fire or other casualty between the date of this Agreement and the date of Closing reasonably expected to cost more than $1,000,000 to repair, the rights of the parties shall be as follows:

(i)    The Buyer may terminate its obligations under this Agreement to purchase the Facility by written notice to the Sellers within ten (10) days after the Sellers have given the Buyer notice of such fire or casualty event, or on the Closing Date, whichever is earlier. If the Buyer exercises its option to terminate its obligations to purchase the Facility pursuant to this Section 9.3(a)(i), the Earnest Money Deposit shall be promptly returned to the Buyer and the parties hereto shall be released from all further obligations hereunder, except those which expressly survive a termination of this Agreement.

(ii)    In the event that the Buyer does not elect to terminate its obligation to purchase the Facility, the Closing shall take place without abatement of the Purchase Price, but the Sellers shall assign to the Buyer at the Closing all of their respective interest in any insurance proceeds (except use and occupancy insurance, rent loss and business interruption insurance, and any similar insurance for the period preceding the Closing Date) that may be payable to the Sellers on account of any such fire or other casualty and provide Buyer a credit against the Purchase Price in the amount of Sellers’ deductible.

(b)    In the event that the damage caused by such fire or other casualty would reasonably be expected to cost less than $1,000,000 to repair, failure by the Sellers to repair such damage shall not constitute a breach or default under this Agreement and such damage shall have no effect on the obligations of the parties to close the transactions contemplated by this Agreement. The Sellers shall assign to the Buyer at the Closing all of their respective interest in any insurance proceeds (except use and occupancy insurance, rent loss and business interruption insurance, and any similar insurance for the period preceding the Closing Date) that may be payable to the Sellers on account of any such fire or other casualty and provide Buyer a credit against the Purchase Price in the amount of Sellers’ deductible.

(c)    The Sellers agree to promptly furnish the Buyer with written notice of any fire or casualty event at the Facility.

ARTICLE X
ACTIONS BY THE SELLER AND THE BUYER
AFTER THE CLOSING

Section 10.1 Accounts Receivable.

(a)    If Sellers receive payment of any Accounts Receivable or Entrance Fee Receivables assigned to Buyer, Sellers shall remit such payment to Buyer within five Business Days of Sellers’ receipt. If the Buyer (or any of its assignees) receives payment of any receivables relating to the Facility, other than Accounts Receivable or Entrance Fee Receivables assigned to Buyer, the Buyer shall remit such payment to the Sellers within five Business Days of the Buyer’s receipt. The Buyer shall reasonably cooperate with the Sellers in the Sellers’ efforts to collect on any receivables not assigned to the Buyer hereunder, including the Retained Receivables (as defined below).

(b)    For a period of 180 days following the Closing Date (the “Collection Period”) the Buyer, on behalf of the Sellers, will collect any receivables arising out of the operation of the Health Center prior to Closing, including that portion of any receivables generated after the Closing Date that relate to services provided at the Health Center prior to Closing (the “Retained Receivables”), in the same manner and with the same diligence the Buyer uses to collect its own accounts receivable. In its collection efforts, the Buyer shall not be liable to the Sellers except for willful misconduct or gross negligence. During the Collection Period, the Buyer shall provide the Sellers, or its designee with any information requested by the Seller or such designee regarding the status of any of the Retained Receivables or related collection efforts. For purposes of this Agreement, the term “Retained Receivables” shall not include fees payable to the Health Center Operator under (i) the Assisted Living Facility Service Agreement, dated May 1, 2003, between Westport Holdings and the Health Center Operator or (ii) the Skilled Nursing Facility Service Agreement dated as of May 1, 2003, between Westport Holdings and the Health Center Operator.

(c)    The Buyer shall promptly deposit (but in no event more than five (5) business days after receipt), without offset or deduction, all collections received by the Buyer on account of the Retained Receivables into a bank account designated by the Sellers, and the Buyer shall deliver a monthly accounting of such collections and deposits to the Sellers. All amounts received by the Buyer from account debtors included among the Retained Receivables that fail to designate the period to which they relate will first be applied first to such Retained Receivables. The Buyer shall not settle or adjust the amount of any Retained Receivables without the prior written authorization of the Sellers.

(d)    Upon the written request of the Sellers, the Buyer shall permit the Sellers to have reasonable access to the records of the Buyer and its Affiliates as may be reasonably necessary to audit the accountings required to be delivered by the Buyer hereunder in connection with its collection of the Retained Receivables. The costs and expenses of such audit shall be paid by the Sellers.

(e)    The Buyer’s obligation to collect the Retained Receivables shall cease (i) with respect to all Retained Receivables, at the conclusion of the Collection Period; and (ii) with respect to an individual Retained Receivable, when such receivable becomes aged by more than 180 days; provided however, that, in each case, the Buyer shall continue to reasonably cooperate with the Sellers in the Sellers’ efforts to collect on any receivables not assigned to the Buyer hereunder, including the Retained Receivables.

(f)    The Buyer may delegate its responsibilities under this Section to the Buyer’s lessee of the Health Center; provided that no such delegation by the Buyer shall release the Buyer from liability for a breach of this Section 10.1 by the Buyer or the Buyer’s lessee.

Section 10.2 Books and Records; Tax Matters.

(a)    Each party agrees that it will cooperate with and make available to the other party, during normal business hours, all books and records, information and employees (without substantial disruption of employment) retained and remaining in existence after the Closing which are necessary or useful in connection with any Tax inquiry, audit, investigation or dispute, any litigation or investigation or any other matter requiring any such books and records, information or employees for any reasonable business purpose. The party requesting any such books and records, information or employees shall bear all of the out-of-pocket costs and expenses (including, without limitation, attorneys’ fees, but excluding reimbursement for salaries and employee benefits) reasonably incurred in connection with providing such books and records, information or employees.

(b)    The Buyer agrees to retain all records relating to the finances and Taxes of the Purchased Assets for all pre-Closing Tax periods until the expiration of the statutes of limitation (including any extensions thereof) for the taxable period or periods to which such records relate. The Buyer and the Sellers agree to provide each other with such information and assistance as is reasonably necessary, including access to records and personnel, for the preparation of any Tax Returns or for the defense of any Tax claim or assessment, whether in connection with an audit or otherwise.

Section 10.3 Further Assurances. On the terms and subject to the conditions contained herein, the Buyer and the Sellers shall after the Closing, (a) use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements; (b) execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder or thereunder; and (c) cooperate with each other in connection with the foregoing.

ARTICLE XI

INDEMNIFICATION

Section 11.1 Survival. The representations and warranties of the Sellers and the Buyer contained in this Agreement shall survive the Closing until the second anniversary of the Closing Date; provided, however, that insofar as any claim is made by the Buyer for the breach of any representation or warranty of the Sellers contained in Sections 4.13 (Taxes) or 4.17 (Employee Benefits Plans) herein, such representations and warranties shall, for purposes of such claim by the Buyer survive the Closing until the expiration of the applicable statute of limitations governing such claims. To the extent that any covenant in this Agreement is to be performed after the Closing, such covenant and a party’s right to recover damages resulting from a breach of such covenant shall survive the Closing.

Section 11.2 Indemnification by the Sellers. Subject to the limitations set forth in Section 11.6, from and after the Closing, the Sellers shall, jointly and severally, indemnify, defend and hold harmless the Buyer, its Affiliates, the Health Center Assignee and Buyer’s manager, and each of their respective officers, directors, employees, stockholders, members, agents and representatives (collectively, the “Buyer Indemnitees”) from and against any and all claims, losses, damages, liabilities, obligations or expenses, including reasonable legal fees and expenses (collectively, “Losses”), to the extent relating, arising or resulting, directly or indirectly, from any of the following:

(i)    any breach of any representation or warranty of the Sellers contained in this Agreement, the Schedules hereto, any certificate delivered by Sellers, or the Ancillary Agreements, without giving effect to any supplements to the schedules hereto after the date hereof (but subject to the provisions of Section 7.5);

(ii)    any breach of any covenant of the Sellers contained in this Agreement or the Ancillary Agreements;

(iii)    any Excluded Asset or Excluded Liability;

(iv)    any fees, expenses or other payments incurred or owed by the Sellers to any agent, broker, investment banker or other firm or person retained or employed by them in connection with the transactions contemplated by this Agreement; and

(v)    all liabilities relating to the ownership of the Purchased Assets or conduct or operation of the Facility, including both the Retirement Center and the Health Center, prior to the Closing Date, other than the Assumed Liabilities.

Section 11.3 Fund Indemnification. In the event that with respect to any period commencing on the Closing Date and ending the day preceding the fifth anniversary of the Closing Date, any Buyer Indemnitee is assessed any withdrawal liability under Section 4201 of ERISA from the SEIU National Industry Pension Fund (the “Fund”) on account of all, or any portion of, the Facility, or the Fund makes any claim or demand against any Buyer Indemnitee asserting any such withdrawal liability, then the Sellers shall, jointly and severally, indemnify, defend and hold harmless the Buyer Indemnitees from and against such withdrawal liability and any claims or demands with respect thereto, including reasonable legal fees and expenses. Notwithstanding the foregoing, the Sellers shall have no indemnification obligation under this Section 11.3 to the extent that the Buyer Indemnitees are not entitled to the benefit of the Fund’s five-year free look period on account of: (i) contributions to the Fund by the Buyer’s manager (including any entity required to be aggregated with the Buyer’s manager under Section 414 of the Code) that equal or exceed two percent (2%) of the sum of all employer contributions made to the Fund; (ii) an intentional waiver by the Buyer Indemnitees of the benefits of the Fund’s five-year free look period; or (iii) a statutory change in Section 4210 of ERISA that results in an elimination or reduction in the Fund’s five-year free look period as it applies to the Buyer Indemnitees.

Section 11.4 Indemnification by the Buyer. From and after the Closing, the Buyer shall indemnify, defend and hold harmless the Sellers and each of their Affiliates and each of their respective officers, directors, employees, stockholders, agents and representatives (the “Sellers Indemnitees”) from and against any and all Losses, to the extent relating, arising or resulting, directly or indirectly, from any of the following:

(i)    any breach of any representation or warranty of the Buyer contained in this Agreement, the Ancillary Agreements, or any certificate of Buyer (but subject to Section 7.5);

(ii)    any breach of any covenant of the Buyer contained in this Agreement;

(iii)    any Assumed Liability;

(iv)    any fees, expenses or other payments incurred or owed by the Buyer or its Affiliates to any agent, broker, investment banker or other firm or person retained or employed by it in connection with the transactions contemplated by this Agreement; or

(v)    the ownership of the Purchased Assets or conduct or operation of the Facility from and after the Closing Date.

Section 11.5 Indemnification Procedures.

(a)    Procedures Relating to Indemnification of Third Party Claims. If any party (the “Indemnified Party”) receives written notice of the commencement of any action or proceeding or the assertion of any claim by a third party or the imposition of any penalty or assessment for which indemnity may be sought under Sections 11.2, 11.3 or 11.4 (a “Third Party Claim”), and such Indemnified Party intends to seek indemnity pursuant to this Article XI, the Indemnified Party shall promptly provide the other party (the “Indemnifying Party”) with written notice of such Third Party Claim, stating the nature, basis and the amount thereof, to the extent known, along with copies of the relevant documents evidencing such Third Party Claim and the basis for indemnification sought. Failure of the Indemnified Party to give such notice will not relieve the Indemnifying Party from liability on account of this indemnification, except if and to the extent that the Indemnifying Party is actually prejudiced thereby. The Indemnifying Party will have thirty (30) days from receipt of any such notice of a Third Party Claim to give notice to assume the defense thereof. If notice to the effect set forth in the immediately preceding sentence is given by the Indemnifying Party, the Indemnifying Party will have the right to assume the defense of the Indemnified Party against the Third Party Claim with counsel of its choice that is reasonably acceptable to the Indemnified Party. So long as the Indemnifying Party has assumed the defense of the Third Party Claim in accordance herewith, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, and (ii) the Indemnified Party will not file any papers or consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party. The parties will use commercially reasonable efforts to minimize Losses from Third Party Claims and will act in good faith in responding to, defending against, settling or otherwise dealing with such claims. The parties will also cooperate in any such defense and give each other reasonable access to all information relevant thereto. Whether or not the Indemnifying Party has assumed the defense, such Indemnifying Party will not be obligated to indemnify the Indemnified Party hereunder for any settlement entered into or any judgment that was consented to without the Indemnifying Party’s prior written consent. In addition, the Indemnifying Party shall not, without the approval of the Indemnified Party (which approval shall not be unreasonably withheld or delayed), compromise a Third Party Claim defended by the Indemnifying Party which would require the Indemnified Party to perform or take any action, or to refrain from performing or taking any action, or to pay any additional Persons in the future.

(b)    Procedures for Non-Third Party Claims. The Indemnified Party will notify the Indemnifying Party in writing promptly of its discovery of any matter that does not involve a Third Party Claim being asserted against or sought to be collected from the Indemnified Party, giving rise to the claim of indemnity pursuant hereto. The Indemnifying Party will have thirty (30) days from receipt of any such notice to give notice of dispute of the claim to the Indemnified Party. The Indemnified Party will reasonably cooperate and assist the Indemnifying Party in determining the validity of any claim for indemnity by the Indemnified Party and in otherwise resolving such matters. Such assistance and cooperation will include providing reasonable access to and copies of information, records and documents relating to such matters, furnishing employees to assist in the investigation, defense and resolution of such matters and providing legal and business assistance with respect to such matters.

(c)    In connection with any notice from any Buyer Indemnitee pursuant to Sections 11.5(a) or (b) above, such Buyer Indemnitee may give notice of a claim under the Closing Escrow Agreement. Neither the giving of, or the failure to give, a notice of a claim under the Closing Escrow Agreement will constitute an election of remedies or limit Buyer in any manner in enforcement of any other remedies that may be available to Buyer under this Agreement.

Section 11.6 Limitations on Indemnification.

(a)    Notwithstanding the foregoing provisions of Section 11.2, except in the event of fraud, intentional misrepresentation or intentional wrongdoing by either of the Sellers, (i) the Sellers shall not be liable, pursuant to Section 11.2(i) or (ii) for any Losses suffered by any Buyer Indemnitee until the aggregate of all Losses claimed by the Buyer Indemnitees thereunder exceeds, on a cumulative basis, an amount equal to $500,000, and then only to the extent of any such excess; (ii) the Sellers shall not be liable pursuant to Section 11.2(i) for individual items relating to a breach of a representation or warranty in Sections 4.5 or 4.12 where the Loss relating thereto is less than $5,000, and the aggregate of all such Losses is less than $20,000; (iii) the aggregate liability of the Sellers pursuant to Section 11.2 (but not pursuant to Section 11.3) for Losses suffered by the Buyer Indemnitees shall in no event exceed $5,000,000; and (iv) without limiting the limitation set forth in the preceding clause (iii), the aggregate liability of the Sellers pursuant to Section 11.2 (but not pursuant to Section 11.3) for Losses suffered by the Buyer Indemnitees with respect to matters or claims of which Sellers first receive notice pursuant to Section 11.5 after the eighteen (18) month anniversary of the Closing Date shall in no event exceed $3,000,000 in the aggregate. The limitation set forth in the preceding clause (iv) shall not apply to any matter or claim that, directly or indirectly, relates to or arises out of or in connection with, or results from, any matter(s) or claim(s) of which Sellers have been notified pursuant to Section 11.5 before the eighteen (18) month anniversary of the Closing Date.

(b)    Neither party hereto shall be liable to any indemnitee for punitive damages or such other party’s lost profits claimed by such other party resulting from such first party’s breach of its representations, warranties or covenants hereunder.

(c)    The Buyer acknowledges and agrees that, should the Closing occur, its sole and exclusive remedy with respect to any and all claims relating to this Agreement, the Facility, the Purchased Assets, the Excluded Assets, the Assumed Liabilities or the transactions contemplated hereby (other than claims of, or causes of action arising from, fraud, intentional misrepresentation or intentional wrongdoing by either Seller) shall be pursuant to the indemnification provisions set forth in this Article XI, and that amounts held by the Escrow Agent pursuant to the Closing Escrow Agreement shall constitute (i) the sole and exclusive source of recourse for the Buyer Indemnitees in connection with any claims made pursuant to Section 11.2 (other than claims of, or causes of action arising from, fraud, intentional misrepresentation or intentional wrongdoing by either Seller) and (ii) a non-exclusive source of recourse for the Buyer Indemnitees in connection with any claims made pursuant to Section 11.3. In furtherance of the foregoing, the Buyer hereby waives, from and after the Closing, any and all rights, claims and causes of action (other than claims of, or causes of action arising from, fraud, intentional misrepresentation or intentional wrongdoing by either Seller) the Buyer or any other Buyer Indemnitee may have against the Sellers or any of their Affiliates or any of their respective directors, officers and employees arising under or based upon any Federal, state or local statute, law, ordinance, rule or regulation or otherwise (except pursuant to the indemnification provisions set forth in this Article XI).

Section 11.7 Calculation of Indemnity Payments. The amount of any Loss for which indemnification is provided under this Article XI shall be net of any amounts recovered by the Indemnified Party under insurance policies with respect to such Loss. Such amount shall be (y) increased to take account of any net Tax cost actually incurred by the Indemnified Party arising from the receipt of indemnity payments hereunder (grossed up for such increase) and (z) reduced to take account of any net Tax benefit actually realized by the Indemnified Party arising from the incurrence or payment of any such indemnified amount. In computing the amount of any such Tax cost or Tax benefit, the Indemnified Party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnity payment hereunder or the incurrence or payment of any indemnified amount.

Section 11.8 Time Limits for Indemnification. Any indemnification claim (a “Representation Claim”) made pursuant to Section 11.2(i) or Section 11.4(i) shall be forever barred unless the applicable Buyer Indemnitee or Sellers Indemnitee, respectively, delivers a written notice of the Representation Claim to the Sellers or Buyer, respectively, in accordance with the procedures set forth in Section 11.5 prior to expiration of the survival period with respect to the applicable representation and warranty set forth in Section 11.1. Any indemnification claim (a “Covenant Claim”) made pursuant to Section 11.2(ii) or Section 11.4(ii) shall be forever barred unless the applicable Buyer Indemnitee or Sellers Indemnitee, respectively, delivers a written notice of the Covenant Claim to the Sellers or Buyer, respectively, in accordance with the procedures set forth in Section 11.5 prior to the second anniversary of the Closing Date. The time limits set forth in this Section 11.8 shall not apply to any claims under Section 11.3 or any claims based on fraud, intentional misrepresentation or intentional wrongdoing, which claims may be made any time prior to the expiration of the applicable statute of limitations governing those claims.

Section 11.9 Tax Treatment of Indemnification. For all Tax purposes, the Buyer and the Sellers agree to treat (and shall cause each of their respective Affiliates to treat) any indemnity payment under this Agreement as an adjustment to the Purchase Price unless a final determination (which shall include the execution of an IRS Form 870-AD or successor form) provides otherwise.

ARTICLE XII

MISCELLANEOUS

Section 12.1 Prior Diligence. The Buyer acknowledges that any concerns raised in connection with the diligence investigation of the Facility conducted by PIM Bradenton LLC (“PIM”) that have been expressed in writing to the Sellers prior the date of this Agreement have been accepted or resolved to the Buyer’s satisfaction or are otherwise addressed by the terms of this Agreement. Notwithstanding anything contained in this Agreement to the contrary, the Buyer agrees that the existence of any facts or circumstances specifically noted in PIM’s October 14, 2005 letter to the Seller regarding such diligence investigation shall not give rise to (i) any claims by the Buyer or any Buyer Indemnitee pursuant to the Agreement or (ii) a failure by the Sellers to satisfy any conditions to the closing of the transactions contemplated by this Agreement. Notwithstanding the foregoing, nothing contained in this Section 12.1 shall limit the rights of the Buyer with respect to a breach by the Sellers of their obligations under Section 6.1(b)(viii) or Section 6.13.

Section 12.2 Publicity. From the date hereof through the Closing Date, except as otherwise required by law, no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior consent of the other parties (which consent shall not be unreasonably withheld or delayed); provided, however, that each of the parties may make internal announcements to their respective employees that are consistent with the parties’ prior public disclosures regarding the transactions contemplated hereby.

Section 12.3 Post-Closing Information. Following the Closing, upon reasonable written notice to the Buyer, the Buyer shall afford or cause to be afforded to the Sellers and their affiliates reasonable access to the personnel, properties, books, Contracts, commitments and records relating to the Facility for any reasonable business purpose, including in respect of litigation, insurance matters and financial reporting of the Sellers and their Affiliates.

Section 12.4 Refunds and Remittances. After the Closing, if the Sellers or any of their Affiliates receive any refund or other amount which is a Purchased Asset or is otherwise properly due and owing to the Buyer or any of its Affiliates in accordance with the terms of this Agreement, the Sellers promptly shall remit, or shall cause to be remitted, such amount to the Buyer at the address set forth in Section 12.8. After the Closing, if the Buyer or any of its Affiliates or their respective assigns receive any refund or other amount which is an Excluded Asset or is otherwise properly due and owing to the Sellers, the Health Center Operator or any of their respective Affiliates in accordance with the terms of this Agreement, the Buyer promptly shall remit, or shall cause to be remitted, such amount to the Sellers at the address set forth in Section 12.8, or to the Health Center Operator, as the case may be. After the Closing, if the Buyer, its assignees or any of their respective Affiliates receive any refund or other amount which is related to claims (including workers’ compensation), litigation, insurance or other matters for which the Sellers are responsible hereunder, and which amount is not a Purchased Asset, or is otherwise properly due and owing to the Sellers or the Health Center Operator in accordance with the terms of this Agreement, the Buyer promptly shall remit, or cause to be remitted, such amount to the Sellers at the address set forth in Section 12.8. After the Closing, if the Sellers or any of their Affiliates receive any refund or other amount which is related to claims

(including worker’s compensation), litigation, insurance or other matters for which the Buyer is responsible hereunder, and which amount is not an Excluded Asset, or is otherwise properly due and owing to the Buyer in accordance with the terms of this Agreement, the Sellers promptly shall remit, or cause to be remitted, such amount to the Buyer at the address set forth in Section 12.8.

Section 12.5 Assignment. Neither this Agreement nor any of the rights and obligations of the parties hereunder may be assigned by any of the parties hereto without the prior written consent of the other party hereto; provided, however, that Buyer may assign this Agreement to any joint venture, limited liability company or partnership in which Buyer or its Affiliates, and ARC or its Affiliates, are members or partners. Notwithstanding the foregoing, and subject to compliance with the provisions thereof, no such assignment by the Buyer shall release Buyer from liability for a breach of this Agreement by the Buyer or its assignee. Subject to the first sentence of this Section 12.5, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and no other person shall have any right, obligation or benefit hereunder. Any attempted assignment or transfer in violation of this Section 12.5 shall be void.

Section 12.6 No Third-Party Beneficiaries. Except as provided in Article XII, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

Section 12.7 Expenses. Whether or not the transactions contemplated by this Agreement are consummated, except as otherwise expressly provided herein, each of the parties hereto shall be responsible for the payment of its own respective costs and expenses incurred in connection with the negotiations leading up to and the performance of its respective obligations pursuant to this Agreement and the Ancillary Agreements including the fees of any attorneys, accountants, brokers or advisors employed or retained by or on behalf of such party. Notwithstanding the foregoing, the Sellers shall pay the expenses of Title Commitment and title insurance premiums at promulgated rates based upon the amount stated in Section 7.2(d). The Buyer shall obtain and pay the cost of an updated Survey of the Real Property. Costs of preparation of Closing documents and all other similar costs, fees and expenses of the Closing (except for Sellers’ attorney’s fees) shall be paid by the Buyer.

The substantially prevailing party in any litigation or proceeding to enforce this Agreement or any of the Ancillary Agreements shall be entitled to recover from the non-substantially prevailing party, in addition to any other amounts that the substantially prevailing party may recover under this Agreement or the Ancillary Agreements, all reasonable expenses that the substantially prevailing party may have incurred in connection with such litigation or proceeding, including accounting fees, expert fees and attorneys’ fees.

Section 12.8 Notices. All notices, requests, permissions, waivers, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) five (5) business days following sending by registered or certified mail, postage prepaid, (ii) when sent, if sent by facsimile; provided that the facsimile transmission is promptly confirmed by telephone, (iii) when delivered, if delivered personally to the intended recipient and (iv) one

(1) business day after sending by overnight delivery via a national courier service that provides proof of delivery and, in each case, addressed to a party at the following address for such party:

If to the Sellers, addressed to:

Westport Advisors, Ltd.
3801 PGA Boulevard, Suite 805
Palm Beach, FL 33410
Attention: Larry Landry
Facsimile Number: (561) 624-8037

With a copy to:

Herrick, Feinstein LLP
2 Park Avenue
New York, New York 10016
Attention: Irwin A. Kishner
Facsimile Number: (212) 545-3400

Rockwood Realty Associates, LLC
555 Fifth Avenue
5th Floor
New York, NY 10017-2416
Attention: Brian Dowd
Facsimile Number: (212) 286-5555

If to the Buyer, addressed to:

Prudential Investment Management
Two Ravinia Drive, Suite 400
Atlanta, Georgia 30346-2110
Attn: John W. Dark
Facsimile Number: (770) 395-8454

With copies to:

American Retirement Corporation
111 Westwood Place, Suite 200
Brentwood, TN 37027
Attention: Chief Executive Officer
Facsimile Number: (615) 221-2269

Bass, Berry & Sims PLC
315 Deaderick Street, Suite 2700
Nashville, Tennessee 37238-3001
Attn: T. Andrew Smith

Facsimile Number: (615) 742-2766
Alston & Bird LLP
One Atlantic Center
1201 West Peachtree Street
Atlanta, Georgia 30309-3424
Attn: Mark C. Rusche
Facsimile Number: (404) 881-7777

and

The Prudential Insurance Company of America
PREI Law Department
Arbor Circle South
8 Campus Drive, 4th Floor
Parsippany, New Jersey 07054
Attn: Joan N. Hayden, Vice President, Corporate Counsel
Facsimile Number: (973) 683-1788

If to Buyer’s Manager:

American Retirement Corporation
111 Westwood Place, Suite 200
Brentwood, TN 37027
Attention: Chief Executive Officer
Facsimile Number: (615) 221-2269

With copies to:

Bass, Berry & Sims PLC
315 Deaderick Street, Suite 2700
Nashville, Tennessee 37238-3001
Attn: T. Andrew Smith
Facsimile Number: (615) 742-2766

or to such other address(es) as shall be furnished in writing by any such party to the other party hereto in accordance with the provisions of this Section 12.8.

Section 12.9 Headings. The descriptive headings of the several Articles and Sections of this Agreement and the Schedules to this Agreement and the Table of Contents to this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. All references herein to “Articles”, “Sections”, “Exhibits” or “Schedules” shall be deemed to be references to Articles or Sections hereof or Exhibits or Schedules hereto unless otherwise indicated.

Section 12.10 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered, in person or by telecopier, receipt acknowledged, to the other party hereto. This Agreement may be executed and delivered by the parties hereto via telecopier machine or other means of electronic delivery, which shall be deemed for all purposes as an original.

Section 12.11 Integrated Contract; Exhibits and Schedules. (a) This Agreement, including the Schedules and Exhibits hereto, any written amendments to the foregoing satisfying the requirements of Section 12.15 hereof and the Ancillary Agreements, including the schedules and exhibits thereto, constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede any previous agreements and understandings between the parties with respect to such matters. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

Notwithstanding anything herein to the contrary, any disclosures in the Schedules shall be deemed adequate to disclose an exception to a representation or warranty made in this Agreement to the extent that such representation or warranty is specifically identified in such Schedule.

(b)    The Sellers, the Buyer’s Manager and the Buyer, on behalf of itself and PIM, agree that this Agreement supersedes and replaces the Asset Purchase Agreement dated as of August 17, 2005 (the “Prior Agreement”), between the Sellers and PIM Bradenton, which Prior Agreement has been terminated and is of no force or effect.

Section 12.12 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without reference to its conflicts of law principles.

Section 12.13 Jurisdiction. Each party irrevocably agrees that any legal action, suit or proceeding against them arising out of or in connection with this Agreement or the transactions contemplated hereby shall be brought exclusively in the United States District Court in which the Real Property is located, or, if such court does not have subject matter jurisdiction, the state courts of Florida for such area, and hereby irrevocably accepts and submits to the exclusive jurisdiction and venue of the aforesaid courts in person, with respect to any such action, suit or proceeding.

Section 12.14 WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR DISPUTES RELATING HERETO.

Section 12.15 Amendments and Waivers. This Agreement may be amended, modified, superseded or canceled and any of the terms, covenants, representations, warranties or conditions hereof may be waived only by an instrument in writing signed by each of the parties hereto or, in the case of a waiver, by or on behalf of the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

Section 12.16 Pre-Closing Negligent or Tortious Acts. Nothing in this Agreement shall be construed or interpreted to impose any responsibility or liability on Buyer to any third parties, whether as a successor to Sellers or under any other legal or equitable principle, for any negligent or tortious acts or omissions of Sellers, their lessees, managers, operators or employees, prior to the Closing Date. Sellers shall retain all liability and responsibility under the terms of this Agreement to third parties for their negligent and tortious acts or omissions prior to the Closing Date.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers thereunto duly authorized, all as of the day and year first set forth above.

WESTPORT HOLDINGS BRADENTON, LIMITED PARTNERSHIP

By:  Westport Holdings Freedom Village, LLC,
its General Partner

By: _______________________________
Name: Larry Landry
Title: President

WESTPORT NURSING BRADENTON, L.L.C.

By:______________________________________
Name: Larry Landry
Title: President

ARC BRADENTON LLC

By:______________________________________
Name:
Title:

ARC BRADENTON MANANGEMENT, INC.

By:______________________________________
Name:
Title:

SENIOR HOUSING PARTNERS III, L.P.

By:______________________________________
Name:
Title:

[SIGNATURE PAGE TO FREEDOM VILLAGE ASSET PURCHASE AGREEMENT]

EXHIBIT A
EARNEST MONEY DEPOSIT ESCROW AGREEMENT

A-1

EXHIBIT B
CLOSING ESCROW AGREEMENT

B-1

EXHIBIT C
ASSIGNMENT AND ASSUMPTION AGREEMENT

C-1

EXHIBIT D
NEW COLLECTIVE BARGAINING AGREEMENTS

D-1

EXHIBIT E
ARC GUARANTY

E-1